AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2002
                              REGISTRATION NO. 333-82420



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 2 TO

                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       IMAGE TECHNOLOGY LABORATORIES, INC.

         DELAWARE                          8011                    22-3531373
         --------                          ----                    ----------
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
IDENTIFICATION OF INCORPORATION) CLASSIFICATION CODE NUMBER)    OR ORGANIZATION
                                                                     NUMBER)

           167 SCHWENK DRIVE, KINGSTON, NEW YORK 12401 (845) 338-3366 (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                               DAVID RYON, MD, MS
                      CEO, PRESIDENT, CHAIRMAN OF THE BOARD
                   167 SCHWENK DRIVE, KINGSTON, NEW YORK 12401
                                 (845) 338-3366
           (NAME, ADDRESS AND TELEPHONE NUMBER FOR AGENT FOR SERVICE)

                                   COPIES TO:

                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS, LLP
                         60 East 42nd Street, 37th Floor
                            New York, New York 10165
                            TELEPHONE (212) 661-3535
                            FACSIMILE (212) 972-1677

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /

Cover continued on next page

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (A), MAY DETERMINE.

Prospectus



                       IMAGE TECHNOLOGY LABORATORIES, INC.


350,000 shares of common stock to be issued pursuant to a consulting agreement and thereafter offered and sold by such consultant.


Net Proceeds to Image Technology............................................None




         On January 21, 2002, our Board of Directors authorized the issuance of 350,000 shares of our common stock, valued at $.25 per share, pursuant to a consulting agreement with MacCaughern Trade Development (the "Consultant") as compensation for services rendered pursuant to a consulting agreement (the "Consulting Agreement").


         We trade on the OTC Bulletin Board under the symbol "IMTL" with respect to our common stock and under the symbol "IMTLW" and "IMTLZ" with respect to two classes of warrants which are detachable from the shares.

         Look carefully at the risk factors beginning on page 5 of this prospectus.

         This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

         Neither the SEC nor any other regulatory body has approved these shares or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.



                  THE DATE OF THIS PROSPECTUS IS JUNE __ , 2002

                                TABLE OF CONTENTS

Prospectus Summary...........................................................  3

Risk Factors.................................................................  5

Dividend Policy.............................................................. 12

Management's Discussion and Analysis or Plan of Operation.................... 12

Description of Business...................................................... 14

Management................................................................... 22

Executive Compensation....................................................... 24

Principal and Selling Security holders....................................... 27

Certain Relationships and Related Transactions............................... 27

Market for Our Securities.................................................... 28

Description of Securities.................................................... 29

Transfer Agent and Registrar................................................. 32

Plan of Distribution......................................................... 34

Shares Eligible for Future Sale.............................................. 34

Legal Matters................................................................ 34

Experts...................................................................... 34

Where You Can Find More Information.......................................... 35

Index to Financial Statements ...............................................F-1

                               PROSPECTUS SUMMARY

         The following summary highlights information which we present more fully elsewhere in this prospectus. You should read this entire prospectus carefully.

Introduction

         Image Technology is a hardware/software developmental stage company which has entered the medical image management segment of the healthcare information systems market. We were incorporated in Delaware on December 5, 1997. Our principal executive offices are located at 167 Schwenk Drive, Kingston, New York 12401. Our phone number is (845) 338-3366.

Our Founders

         Presently we have four employees including two of our founders, Dr. David Ryon, and Mr. Lewis Edwards. They along with Dr. Carlton Phelps, the third founder and a former officer and director of Image Technology, own 7,688,750 shares of common stock, representing 66% of our outstanding 11,672,712 shares of common stock. In addition, they also own 1,500,000 shares of preferred stock, or 100% of the outstanding shares.

         Dr. Ryon is the founder of the Kingston Diagnostic Center in Kingston, New York and operated the Kingston Diagnostic Center as a sole proprietor from its inception in 1992 until the sale of the business to Rockland Radiological Group, P.C., now known as Mid Rockland Imaging Partners or, Mid Rockland, in 1997. Mr. Edwards has served as a senior technical staff member at IBM since 1993. He was an architect and lead software designer for IBM's RS/6000 SP, a massive parallel processor. From 1982 to 1993 he served as the head of engineering for Graphic Systems Labs, a CAD/CAM Independent Business Unit start-up company within IBM.

Our Company

         Through our founders, we have designed a proprietary radiology information system and picture archiving and communications software system, or RIS/PACS, for use in the management of medical diagnostic images by hospitals and medical centers. RIS/PACS inputs and stores diagnostic images in digital format from original imaging sources such as CT scans, MRIs, ultrasound, nuclear imaging and digital fluoroscopy.

         We have developed software to manage the entire practice of radiology, including the scheduling of patient examinations, display of images on workstations, generation of worklists for all members of the enterprise, production and distribution of illustrated radiologic reports, and billing for the services provided.

         At the heart of the system are software modules referred to as the WorkLoadExecutive and WorkLoadRouter. This software equitably distributes the work to be done, and ensures its timely completion. Images are displayed for the radiologist on a proprietary, multimonitor workstation controlled with a unique touchscreen interface. The combination of the back office software and the versatile workstation increase the accuracy and efficiency of diagnosis. Such software is applicable to any setting of a radiology practice, including hospitals and free standing imaging centers.

This facilitates:

                  - time-critical transfer of patient information between
                    hospital departments, such as from radiology to emergency room,
                  - rapid off-site consultations by specialists at remote
                    locations, or
                  - convenient home viewing by individual radiologists.

         Hospitals and other health organizations can use ITL's RIS/PACS permanently to replace more costly and cumbersome image storage mediums such as film. Image Technology provides all support services, including:

                  - remote system,
                  - network, and
                  - database administration and management.

         We are also developing a unique display station which allows radiologists to simultaneously view multiple digitized images. ITL's RIS/PACS has been designed to run under the Windows 2000 operating system and includes no-cost remote access to the imaging database via the Internet for on-call remote diagnosis or referring physician consultations.


         We anticipate that our customers will include hospitals, medical centers and imaging centers in the northeastern United States. Image Technology plans to distribute ITL's RIS/PACS through three channels:


                  - original equipment manufacturer relationships,
                  - partnerships, and
                  - direct distribution through its own sales
                    representatives.



         Since inception, we have incurred losses, resulting in an accumulated deficit of $2,088,606 at March 31, 2002. We currently have no sources of revenue and expect to incur additional losses for the foreseeable future. Market acceptance of ITL's RIS/PACS, which we introduced in the fiscal second quarter of 2001, is critical to our future success. We do not expect to generate any significant revenues from planned operations prior to the second fiscal quarter of 2002. For a discussion of these and other risks relating to an investment in our common stock, see "Risk Factors" beginning on page 5.

The Offering


         On January 21, 2002, our Board of Directors authorized the issuance of 350,000 shares, valued at $.25 per share, pursuant to a consulting agreement with the Consultant as compensation for services rendered pursuant to the Consulting Agreement which were valued at $87,500 in the aggregate. The initial 100,000 shares to be issued to the Consultant upon effectiveness of our registration statement were valued at $25,000. We are offering these shares to the public on behalf of the Consultant who is the selling shareholder. As such, the Consultant will receive all of the proceeds from shares sold hereunder although Image Technology will pay all costs of this offering. To the best of our knowledge based on the Consultant's representation, the Consultant is an accredited and sophisticated investor, and we are relying on the exemption in
Section 4(2) of the Securities Act in issuing these securities. We have given the Consultant access to all relevant information about our Company, including our business plan, financial statements, material agreements and any other information reasonably requested by the Consultant.




                                  RISK FACTORS

         Please consider the following risk facts together with the other information presented in this prospectus including the financial statements and the notes thereto before investing in our common stock. The trading price of our common stock and warrants could decline due to any of the following risks, and you might lose all or part of your investment.

         OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR PROSPECTS. We incorporated on December 5, 1997, and commenced operations January 1, 1998. Accordingly, we have only a limited operating history on which to evaluate our business. As a result of our limited operating history we may be unable to accurately forecast our revenues. Our relative lack of experience means that our business will have numerous personnel, operational, financial, regulatory and other risks not faced by more experienced competitors. We are still in the development stage. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including:

                  -  unanticipated developmental expenses,

                  -  inventory costs,

                  -  employment costs, and

                  -  advertising and marketing expenses.


         Our inability to manage these difficulties, delays and expenses adequately could result in a loss of your investment or even of our entire business.

         IF WE CANNOT OPERATE PROFITABLY, YOU COULD LOSE YOUR ENTIRE INVESTMENT. We cannot assure our investors that our proposed business plans as described in this prospectus will materialize or prove successful, or that we will ever be able to operate profitably. Failure of our business plan to materialize or yield a profit could result in a loss of your entire investment.

         AS A RESULT OF THE START-UP NATURE OF OUR BUSINESS WE EXPECT TO SUSTAIN SUBSTANTIAL OPERATING EXPENSES WITHOUT GENERATING SIGNIFICANT REVENUES. Accordingly, a failure to meet our revenue projections will have an immediate and negative impact on profitability. In addition, we cannot be certain that our evolving business model will be successful, particularly in light of our limited operating history. Initially, the business model will depend primarily on the sales of software preinstalled on appropriate hardware. Such a sale will comprise the complete, preconfigured system installation. In a small number of instances, the complete system will be installed, and a per use fee will be collected by ITL. Under this arrangement, the system will be the property of ITL, and the per use fee will be an expense item to the contracting organization. This type of arrangement will benefit the smaller user, not in a position for a large capital outlay. The relative proportion of the two sales strategies will depend, in large part, on the economic climate and interest rates. Under either arrangement, we will sustain substantial expenses, and, if we are unable to generate revenues for a sustained period, we could lose our entire business.



         THERE CAN BE NO ASSURANCE THAT WE WILL BE ABLE TO SUCCESSFULLY REMAIN IN THE MEDICAL IMAGE MANAGEMENT MARKET AS CURRENTLY PLANNED. Our survival in the medical image management industry will depend upon our ability to:

                  - successfully develop and enhance our current product,


                  - enter into definitive agreements with major customers such as Mid Rockland Imaging Partners, a division of Radiologix Incorporated and other potential customers with whom we are currently negotiating,


                  - to develop or obtain from third-party suppliers new products which keep pace with technological developments,

                  - respond to evolving end-user requirements, and

                  - achieve market acceptance.


         If we do not survive in this market, we will either have to change our business plan dramatically or face losing our entire business.

         IF WE ARE UNABLE TO ANTICIPATE OR RESPOND ADEQUATELY TO TECHNOLOGICAL DEVELOPMENTS OR END-USER REQUIREMENTS OR ANY DELAYS IN PRODUCT DEVELOPMENT, ACQUISITION OR INTRODUCTION, WE WILL BE UNABLE TO BECOME OR REMAIN PROFITABLE WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE AND CAUSE YOU TO LOSE YOUR INVESTMENT.


         WE CANNOT BE CERTAIN WHETHER IMAGE TECHNOLOGY WILL EVER GENERATE A SIGNIFICANT AMOUNT OF REVENUES OR PROFIT, OR, IF IT DOES, THAT IT WILL BE ABLE TO CONTINUE GENERATING SUCH REVENUES OR PROFIT. We have a history of losses and an accumulated deficit and we expect future losses. Image Technology is a developmental stage company which has not generated any significant revenues from product sales. We do not expect to generate significant revenues from product sales until at least the second fiscal quarter of 2002. Image Technology has incurred losses of $2,088,606 from its inception through March, 2002 primarily as a result of legal and accounting expenses incurred in connection with business formation, and after January 1, 2000, research and developmental expenses consisting principally of cash and non cash compensation of our founders. We may not be able to generate revenue or achieve or sustain profitability in the future. Our revenue assumptions may be inaccurate since we have no historical data on which to rely in estimating future revenue or expenses. We expect to lose more money as we spend additional capital to develop our systems, market our products and establish our infrastructure and organization to support anticipated operations. If we are unable to generate revenues or raise additional funds through debt or equity offerings sufficient to cover our expenses for a sustained period of time, we could loss our entire business.


         IMAGE TECHNOLOGY IS SUBJECT TO NUMEROUS ENVIRONMENTAL, HEALTH, AND WORKPLACE SAFETY LAWS AND REGULATIONS WHICH MIGHT ADVERSELY AFFECT OUR FINANCIAL CONDITION OR ABILITY TO CARRY ON OUR BUSINESS. Even though ITL's RIS/PACS is approved for marketing we will be subject to continuing regulatory review. Later discovery of previously unknown problems with a product or manufacturer, or an increase in the incidence of previously unknown problems may result in restrictions on the product and the manufacturer. The restrictions could include withdrawal of the product from the market. Any disruptions, delays and expenses caused by our compliance with these regulations could increase our expenses and, correspondingly decrease our profitability.


         WE WILL NEED ADDITIONAL FINANCING TO FUND OUR PLANNED OPERATIONS BEYOND THEIR CURRENT LEVEL OVER THE NEXT TWELVE MONTHS. Image Technology intends to fund its operations by raising significant additional funds through equity or debt financing. We estimate that we will need approximately $200,000 of such financing over the next twelve months. At present, we have no commitments for additional or alternative financing, except for the commitment of our principal stockholder to fund the $200,000, and there is no assurance that we will be able to obtain such financing on satisfactory terms, if at all. Image Technology's inability to secure additional funds from such financing within twelve to eighteen months could adversely affect Image Technology's ability to implement its business plan. In addition, any subsequent offering of securities would, in all likelihood dilute existing stockholders' percentage of ownership in Image Technology.

         ALTHOUGH WE BELIEVE ITL'S RIS/PACS OFFERS UNIQUE FEATURES WHICH WILL DISTINGUISH IT IN THE MARKET, LARGER OR MORE ESTABLISHED RIS/PACS SUPPLIERS HAVE SUBSTANTIALLY GREATER RESOURCES THAN WE DO. THERE CAN BE NO ASSURANCE IMAGE TECHNOLOGY WILL BE ABLE TO COMPETE SUCCESSFULLY AGAINST THEM IN THE MARKET FOR RIS/PACS. At present, RIS/PACS are produced by a number of highly competitive, small companies specializing in image management software and equipment and a smaller number of substantially larger medical equipment and imaging software suppliers, each of which has captured only a relatively small share of the current market for RIS/PACS to date. In addition, a number of large hospital radiology centers are presently developing their own proprietary RIS/PACS for internal use. This trend may reduce the market for ITL's RIS/PACS among larger institutions. It may also result in the introduction of additional competitive products in the market to the extent that such proprietary systems are being developed in collaboration with computer software and hardware vendors who may be given the opportunity to commercialize these products upon completion. Although we believe that ITL's RIS/PACS offer significant advantages over such older imaging systems and the market for RIS/PACS is expected to grow quickly, there can be no assurance that hospitals, HMOs and others will continue to invest in the newer RIS/PACS technology at forecasted rates. If they do not do so, or they do not perceive the advantages of our RIS/PACS, we will lose some of our anticipated revenue and could lose our entire business.


         WE MAY FACE COMPETITION FROM NEWER TECHNOLOGIES BASED ON DIFFERENT IMAGING TECHNIQUES. ITL's RIS/PACS has been designed to work with the Windows 2000 operating system to permit easy upgrading and avoid product obsolescence. There can be no assurance, however, that the basic technology of all RIS/PACS, and therefore the market for such systems, will not be superceded by an altogether new form of imaging technology or that the hardware and operating system components of ITL's RIS/PACS will not become obsolete in some other manner. Although we are not aware of any new technologies currently under development which might replace RIS/PACS technology, new technologies may be developed, or existing technologies refined, which could render ITL's RIS/PACS technologically or economically obsolete. We may not have the funds or the ability to develop or acquire any new or improved hardware or software which we may need in order to remain competitive.


         THERE CAN BE NO ASSURANCE WE WILL DEVELOP ADDITIONAL PRODUCTS WHICH WILL BE COMMERCIALLY VIABLE. We are solely relying on one product to generate all of our initial revenue. We have no product or service other than ITL's RIS/PACS on which we may rely for future revenue. Our failure to develop new products could limit our future revenue and revenue growth which, in turn, could negatively affect our stock price.


         FAILURE TO MARKET OUR PRODUCTS PROPERLY COULD SEVERELY LIMIT OUR ABILITY TO EARN REVENUES OR PROFITS, AND IN TURN CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE. We have limited marketing experience. Image Technology intends to market ITL's RIS/PACS to hospitals, HMOs, individual radiologists and group practices. Although we intend to add management members who have experience in marketing medical devices, Image Technology has no experience marketing its proposed products. We have only very limited sales, marketing and distribution capabilities at this time. To market any of our products directly, we must develop a marketing and sales force with technical expertise and supporting product distribution capability. Significant additional expenditures will be required for us to develop a sales force or penetrate the markets for our products, assuming we are able to make those expenditures. We may not be able to obtain enough capital to establish an adequate in-house marketing and distribution capability in which case we would have to establish marketing arrangements with third parties. We will not be able to operate profitably if either:

                  - we fail to establish in-house sales and distribution
                    capabilities, or

                  - we are unable to enter into marketing arrangements with
                    third parties on favorable terms, or

                  - we experience a delay in developing such capabilities or arrangements.

         Even if we enter into marketing distribution or other arrangements with third parties, our business may be adversely affected if any such marketing partner does not market a product successfully.

         THE IMPACT OF FEDERAL RESTRICTIONS ON REIMBURSEMENT FOR THE USE OF RIS/PACS MAY ADVERSELY INFLUENCE THE MEDICAL DEVICE PURCHASE DECISIONS MADE BY HOSPITALS AND OTHER POTENTIAL CUSTOMERS. Federal regulations implemented by the Health Care Financing Administration, or HCFA currently permit only limited reimbursement for telepathology and teleradiology services under the Medicare program. Medicare payments for emergency room x-rays are limited to the first physician who interprets them. HCFA has refused to pay for other telemedicine consultations because the health care provider and the patient are not, by definition, face-to-face. Consequently, the use of ITL's RIS/PACS to distribute diagnostic images to remote locations for consultations or second reading by specialists may not be reimbursable. A significant portion of the potential purchasers of ITL's RIS/PACS are hospitals and other health care organizations which provide services to Medicare recipients. They may decide not to purchase ITL's RIS/PACS if they are unable to be reimbursed for the use of the teleradiology services which RIS/PACS support. Many private group practices which might otherwise consider purchasing ITL's RIS/PACS may face similar financial disincentives to invest in newer RIS/PACS technology. Any such adverse impact on our intended market would severely limit our ability to earn revenues or profits, and in turn cause the price of our common stock to decline.

         OUR ABILITY TO COMPETE SUCCESSFULLY MAY DEPEND ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY. Image Technology's ability to market a competitive RIS/PACS product depends in part on its success in protecting its proprietary interests in ITL's RIS/PACS unique software so that competitors cannot duplicate its innovations and design. We have secured from our three founders an assignment of all their rights to and interest in ITL's RIS/PACS software developed prior to Image Technology's incorporation. By licensing rather than selling our software we hope to retain maximum trade secret protection for our product technology. However, there can be no assurance that all elements of Image Technology's software are sufficiently original to qualify for copyright protection or that Image Technology will be successful in preventing the unauthorized disclosure of its trade secrets. Image Technology currently plans to pursue patent protection to the limited extent that patent protection is available for any aspect of Image Technology's product. Others may independently develop or acquire substantially equivalent proprietary technology or we may not be able to protect our non-patented technology and trade secrets from misappropriation. Such development, acquisition or misappropriation by others of technology similar to ours could increase competition in our industry, subject us to pricing pressure, and cause our revenues to decline significantly. This, in turn, would cause the price of our common stock to decline.

         THE CONTINUED SERVICES AND LEADERSHIP OF OUR FOUNDERS ARE CRITICAL TO OUR SUCCESS AND ANY LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS. We are heavily dependent on the personal efforts and abilities of David Ryon, M.D., our President, Chief Executive Officer, Principal Accounting Officer and Chairman of the Board of Directors and Mr. Lewis M. Edwards, our Vice President for Research and Development and Chief Technical Officer. Each is a founder, director and principal stockholder of Image Technology and a co-developer of ITL's RIS/PACS product. If we were to lose the services of either of them before a qualified replacement could be obtained, our business, financial condition or results of operations could suffer significantly. We do not consider the recent termination for cause pursuant to the terms of his employment agreement of Carlton T. Phelps, M.D., formerly our vice president - finance and administration, chief financial officer, secretary and treasurer, to be detrimental to our operations going forward. Rather it is our belief that Dr. Phelps' recent performance had a negative impact on our operations and his absence should provide an immediate and ongoing benefit to Image Technology.

         SINCE DR. PHELPS IS A PRINCIPAL STOCKHOLDER OF IMAGE TECHNOLOGY, WE RUN THE RISK THAT HE MAY DISPOSE OF HIS HOLDINGS IN A MANNER WHICH COULD ADVERSELY EFFECT THE PRICE OF OUR STOCK. We do not have any control over the timing or amount of Dr. Phelps' stock dispositions. We do intend, however, to carefully monitor the situation and take any legal action which is available to us and which we deem appropriate to protect Image Technology and the interests of our shareholders.


         WE MUST ATTRACT AND RETAIN HIGHLY QUALIFIED MARKETING, SCIENTIFIC, TECHNICAL, AND BUSINESS PERSONNEL EXPERIENCED IN THE MEDICAL DEVICE INDUSTRY TO COMPLETE PRODUCT DEVELOPMENT AND IMPLEMENT THE MARKETING AND BUSINESS STRATEGY WE HAVE PLANNED. The success of our business depends in part upon our ability to attract, motivate and retain sales marketing staff who possess the skills, knowledge and attributes necessary to service the needs of our clients and grow the business. Image Technology competes with other companies who are able to attract and retain staff as a result of reputation, performance based compensation systems and infrastructure support. Because we have been in operation for only a short time, we have not had sufficient time to establish our reputation in the industry. Also, our inability to offer substantial compensation packages and/or comparable infrastructure support for our staff could impair our ability to attract and retain staff. There is no guarantee, particularly in the current competitive market for such skilled employees, that we will be able to secure or retain the personnel necessary to implement our business plan. Any such inability to attract and retain staff could limit our ability to implement our business plan and become profitable, which, in turn, could hurt the price of our stock.


         OUR SOFTWARE PRODUCTS MAY CONTAIN UNDETECTED DEFECTS. SOFTWARE DEVELOPED BY US OR DEVELOPED BY OTHERS AND INCORPORATED BY US INTO OUR PRODUCTS MAY CONTAIN SIGNIFICANT UNDETECTED ERRORS WHEN FIRST RELEASED OR AS NEW VERSIONS ARE RELEASED. Although we test our software products before commercial release, we cannot be certain that errors in the products will not be found after customers begin to use the software. Any defects in ITL's RIS/PACS, or any future products, may result in significant decreases in revenue or increases in expenses because of:
                  - adverse publicity,
                  - reduced orders,
                  - product returns,
                  - uncollectible accounts receivable,
                  - delays in collecting accounts receivable, and

                  - additional and unexpected costs of further product
                    development to correct the defects.

         WE FACE EXPOSURE TO PRODUCT LIABILITY CLAIMS IF THE USE OF OUR PRODUCTS IS ALLEGED TO HAVE CAUSED HARM TO A PATIENT. The claims might be made directly by patients or by medical organizations and medical personnel who face liability for care rendered in conjunction with the use of Image Technology's products. There can be no assurance that such claims, if made, would not result in monetary liability for damages or a recall of Image Technology's products or a change in the diagnostic purposes for which they may be used. Prior to product launch, Image Technology intends to obtain product liability insurance coverage for claims arising from the use of ITL's RIS/PACS if it is available on reasonable terms. There can be no assurance that this coverage, if obtained, will be adequate to cover claims. Product liability insurance is becoming increasingly expensive. We might not be able to maintain such insurance, obtain additional insurance, or obtain insurance at a reasonable cost or in sufficient amounts to protect us against losses due to liabilities which individually or in the aggregate could exceed our revenues and seriously limit or preclude our profitability.


         IMAGE TECHNOLOGY'S FOUNDERS, DR. RYON, DR. PHELPS AND MR. EDWARDS, OWN AND CONTROL AN AGGREGATE OF 7,688,750 SHARES OF OUR OUTSTANDING COMMON STOCK REPRESENTING APPROXIMATELY 66% OF OUR OUTSTANDING COMMON STOCK AND 70% OF OUR OUTSTANDING VOTING STOCK WHICH INCLUDES 1,500,000 SHARES OF PREFERRED STOCK OWNED BY THEM. This concentration of stock ownership in a few persons together with the existence of the restrictions on transfers makes it unlikely that any other holder of voting Common Stock will be able to affect the management or direction of Image Technology.

         DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN ANTI-TAKEOVER AND INDEMNIFICATION PROVISIONS WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK. Section 203 of the Delaware General Corporation Laws and our charter and by-laws contain provisions which might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price which investors might be willing to pay in the future for shares of our common stock.

         OUR DIRECTORS HAVE THE AUTHORITY TO DESIGNATE ONE OR MORE CLASSES OF PREFERRED STOCK HAVING RIGHTS GREATER THAN OUR COMMON STOCK. Our Certificate of Incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more classes or series. Immediately prior to this offering, we will have outstanding 1,500,000 shares of preferred stock, all of which is owned by our three founders. Our board of directors has the authority, without further action by the holders of the outstanding common stock, to:

                  - issue additional preferred stock from time to time in one or more classes or series,

                  - modify or fix the number of shares constituting any class or series as well as their stated value, if different from the par value, and

                  - modify or fix the terms of any such series or class,
                    including:

                           -  dividend rates,
                           -  conversion or exchange rights,
                           - voting rights and terms of redemption, including sinking fund provisions,
                           - the redemption price and the liquidation preference of such class or series.

         We have no present plans to issue any additional preferred stock or other series or class of preferred stock. The designations, rights and preferences of any additional preferred stock which may be issued would be set forth in a certificate of designation which would be filed with the Secretary of State of the State of Delaware.


         BROAD MARKET FLUCTUATIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK. During the 52 week period ending May 30, 2002 our stock has traded at a low of $27 per share and a high of $73 per share. The following factors may cause the market price of our common stock to fluctuate significantly:


                  - market acceptance of Image Technology's product,

                  - the attainment of or failure to attain milestones in the commercialization of our technology

                  - establishment of new collaborative arrangements by Image
                    Technology, its competitors or other third parties,

                  - claims of patent infringement or other material litigation

                  - government regulations,

                  - investor perception of Image Technology, and

                  - fluctuations in Image Technology's operating results.


         Severe market price fluctuations could cause you to lose a substantial portion of your investment if you are forced to liquidate shares during a price decline.


         A FAILURE TO PAY DIVIDENDS MEANS YOU WILL RECEIVE NO INCOME ON YOUR INVESTMENT AND SUCH LACK OF DIVIDENDS COULD HAVE AN ADVERSE IMPACT ON THE PRICE OF OUR STOCK. We have never declared or paid any cash dividends on our common stock, and we don't expect to pay dividends anytime soon. We expect to retain our earnings, if any, and use them to finance the growth and development of our business.

         THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN THE COMMON STOCK, MAKING THE MARKET FOR THE COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE. Trading in our securities will initially be conducted on the OTC Bulletin Board and/or the "pink sheets." As long as the common stock is not quoted on Nasdaq or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by `Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The SEC has adopted regulations which generally define a penny stock to be any equity security which has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer which has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. So long as our common stock is subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market which could cause the price of our stock to decline.

         FORWARD LOOKING STATEMENTS. This prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties which could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.


                                 DIVIDEND POLICY

         We have never paid cash dividends and do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our board of directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview


         The following is a discussion of certain factors affecting Image Technology's results of operations, liquidity and capital resources. You should read the following discussion and analysis in conjunction with Image Technology's audited and unaudited Financial Statements and related notes which are included elsewhere in this Prospectus.


Business and Summary of Significant Accounting Policies:

         Image Technology Laboratories, Inc. is a development stage company that has entered the medical image management segment of the healthcare information systems market. We were incorporated in Delaware on December 5, 1997. Image Technology has developed a fully integrated "radiology information system/picture archiving and communications", known as RIS/PACS for use in the management of medical diagnostic images and patient information by hospitals. The PACS portion of the system inputs and stores diagnostic images in digital format from original imaging sources such as:

                  Computerized tomography, or CT scans
                  Magnetic resonance imaging, or MRIs
                  Ultrasound, nuclear imaging
                  Digital flouroscopy

         The RIS portion of the system inputs and stores patient demographics, along with the appropriate insurance, billing and scheduling information required to complete the patient visit. All of the data is retained in standard formats, including the DICOM and HL-7 standards.

         As of March 31, 2002, the Company's operations have been limited to organizational activities and have not generated any significant revenues from operations through that date. Accordingly, the Company is considered a "development stage company" for financial reporting purposes.


         As of March 31, 2002, the Company has cash and cash equivalents of approximately $119,000 and working capital of approximately $87,000. However, since inception, the Company has incurred losses resulting in an accumulated deficit of approximately $2,089,000 at March 31, 2002. The Company currently has no significant sources of revenues and expects to incur additional losses for the foreseeable future. In addition, the Company has only recently introduced its product to market and does not expect to generate any significant revenues prior to the second quarter of the year ending December 31, 2002. Further, as of March 31, 2002, the stockholders have deferred until 2003 approximately $461,000 of compensation due them under their employment agreements.

         On April 4, 2002, the Company entered into a letter of intent with Mid Rockland Imaging partners, a division of Radiologix Incorporated for the purchase of one of the Company's systems at fair market value and a service agreement. The Company is anticipating to generate approximately $700,000 in annual fees under this agreement. The agreements are currently at the contract stage and closing is anticipated to occur soon. Although the final purchase price of the system is still being negotiated, as well as some final language in the Service Agreement, during May 2002, both parties have agreed to operate under the terms of the Service Agreement as if the agreement were finalized. Under this arrangement, the Company expects to derive monthly revenues of approximately $37,500 with minimal additional costs until which time the actual agreements are finalized. In addition, the Company is currently negotiating similar agreements with other hospitals and imaging centers in the Northeastern United States.


         If the aforementioned contract does not close, as anticipated, the Company estimates that it will need additional financing of $200,000, either by debt or equity financing to fund its planned operations beyond its current level over the next 12 months over and above the $100,000 it received in January 2002 from the sale of 400,000 shares of common stock in a private placement (see Certain Relationships and Related Transactions). At the present time, except for the commitment of the Company's principal stockholder to fund the $200,000, the Company has no commitments for additional financing and there can be no assurance that such financing will be available on satisfactory terms, if at all. Management believes that even if the principal stockholder funds the additional working capital of $200,000 it will enable the Company to meet its obligations and fund its operations through at least March 31, 2003.

Use of estimates:

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue recognition:


         Sales are recognized when revenue is realized or becomes realizable and has been earned. In general, revenue is recognized when the earnings process is complete and collectibility is assured, which is usually when the Company delivers the diagnostic images in digital format to the customer. During the three months ended March 31, 2002, year ended December 31, 2001 and the period from January 1, 1998 (date of inception) to March 31, 2002, the Company earned revenue of $7,300, $21,375 and $28,675 from Kingston Diagnostic Radiology, P.C., a company wholly-owned by one of the principal stockholders.


Equipment:

         Equipment is stated at cost, net of accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the assets, which range from five to seven years.

Income taxes:

         As of December 31, 2001, the Company had net operating loss carryforwards of approximately $1,413,000 available to reduce future Federal and state taxable income which will expire at various dates through 2021. The Company's only other material temporary difference as of that date was approximately $421,000 of accrued officers' compensation. Due to the uncertainties related to, among other things, the future changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets attributable to the potential benefits of approximately $734,000 related to the net operating loss carryforwards ($566,000) and future deductibility of the officers' compensation ($168,000) by an equivalent valuation allowance as of December 31, 2001.

         The Company had also offset the potential benefits from net operating loss carryforwards of approximately $227,000, $7,600 and $7,200 by an equivalent valuation allowance as of December 31, 2000, 1999 and 1998, respectively and accrued officers' compensation of approximately $119,000 as of December 31, 2000. Although the Company had pre-tax losses in each period, income tax benefit is included in the accompanying statements of operations as a result of the increases in the valuation allowance of $388,000, $338,400, $400 and $7,200 in 2001, 2000, 1999 and 1998, respectively.

Results of Operations for the Three Months Ended March 31, 2002 Compared to the Three Months Ended March 31, 2001.

REVENUES:

As of March 31, 2002, we had not generated any significant revenues from operations and, accordingly, we were still in the development stage. We do not expect to generate any significant revenue from our planned operations prior to the second quarter of 2002.

RESEARCH AND DEVELOPMENT EXPENSES:

During the three months ended March 31, 2002, the Company incurred research and development expenses of $178,750, as compared with $151,764 in the comparable prior period. These expenses consisted primarily of compensation to the Company's three founders under their employment contracts. In addition, $75,000 and $37,500 of these expenses during the three months period ended March 31, 2002 and 2001 were attributable to compensation associated with the issuance of the shares of preferred stock to the founders, a non-cash charge. During the three months ended March 31, 2002, one of our founders was terminated for cause for breach of his employment agreement; therefore, we accelerated the remaining unamortized compensation ($37,500) associated with the issuance of the Preferred Stock to that founder.

GENERAL AND ADMINISTRATION EXPENSES:

During the three months ended March 31, 2002, the Company incurred general and administrative expenses of $83,337 as compared to $21,299 in the comparable prior period. The increase was primarily attributable to an increase in payroll and other overhead items as well as incurring additional costs as it built up its infrastructure.

NET LOSS:

As a result of the aforementioned, the Company incurred a loss of approximately $255,000 ($.02 per share) for the three months ended March 31, 2002, as compared to approximately $173,000 ($.01 per share) for the three months ended March 31, 2001. The loss was based on the basic weighted average shares outstanding of 12,987,956 and 12,462,973 for the three months ended March 31, 2002 and 2001, respectively.


RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

REVENUES:

         As of December 31, 2001, we had not generated any significant revenues from operations and, accordingly, we were still in the development stage. We do not expect to generate any significant revenues from our planned operations prior to the second quarter of 2002.

RESEARCH AND DEVELOPMENT EXPENSES:

         During the year ended December 31, 2001 and 2000, the Company incurred research and development expenses of $635,694 and $633,798, respectively. These expenses were primarily compensation to our three founders under their employment contracts. The employment agreements require an annual compensation to our founders which aggregates $450,000 through December 31, 2002. As of December 31, 2001, the founders elected to defer approximately $421,000 of this amount. In addition, research and development expenses in each of these periods includes $150,000 of amortization of unearned compensation relative to the issuance of preferred stock to the founders.

GENERAL AND ADMINISTRATION EXPENSES:

         During the year ended December 31, 2001 , the Company incurred general and administrative expenses of $354,765 as compared to $211,797 in 2000. The increase in 2001 was primarily attributable to an increase in payroll and other overhead items. During 2001, the company added personnel to its payroll, as well as incurring additional costs as it built up its infrastructure. The increases were offset by a non-cash charge of $75,000 that was incurred during 2000 as a result of issuing shares of common stock for professional services.

LIQUIDITY AND CAPITAL RESOURCES


         As of March 31, 2002, we had cash and cash equivalents and working capital of approximately $119,000 and $87,000, respectively. To date, the principal sources of capital resources have been proceeds from the issuance of shares of common stock to our founders of $21,250 and the net proceeds from the completed private placement of units of common stock and warrants during 2000 of approximately $180,000. Then on October 15, 2000, we completed an initial public offering whereby we sold 2,591,050 units at $.40 per unit and received net proceeds of approximately $840,000. Each unit consisted of one share of common stock and one warrant. The proceeds from this offering were used for working capital and general corporate purposes. To date, we received approximately $165,000 upon the exercise of warrants and the issuance of shares of common stock. In addition, in January 2002, we sold 400,000 shares of common stock to one of our principal stockholders for $100,000 or $.25 per share, which approximated fair value.





                             DESCRIPTION OF BUSINESS

         Image Technology Laboratories is a software development company which has entered the medical image management segment of the healthcare information systems market. We were incorporated in Delaware on December 5, 1997 and commenced operations on January 1, 1998. Image Technology is developing picture archiving and communications software known as RIS/PACS for use in the management of medical diagnostic images by hospitals. RIS/PACS input and store diagnostic images in digital format from original imaging sources such as:

            - computerized tomography, or CT scans,
            - magnetic resonance imaging, or MRIs,
            - ultrasound, nuclear imaging,
            - and digital fluoroscopy.

         Dr. Ryon initially conceived Image Technology's picture archiving and communications system, which we call ITL RIS/PACS, in 1995 for the purpose of electronically integrating all the diagnostic images and imaging modalities used at the Kingston Diagnostic Center in Kingston, New York. His goal was to implement a RIS/PACS system at the Center and then to create a wide area network to provide over-reading services in the five hospital locations in the region. When he discovered that no commercial vendor at the time had a product which could provide a solution which met all of the Center's needs, Dr. Ryon assembled a team to design a better RIS/PACS system. Dr. Ryon joined forces with Lewis Edwards, an expert in networking and image management, and Carlton Phelps, M.D., a radiologist with several years experience implementing commercial RIS/PACS. By late 1997, after more than a year of intensive research, the development team had completed the specifications for the prototype ITL RIS/PACS system and had assembled the hardware and software needed to develop the prototype at the Center. Drs. Ryon, Phelps, and Mr. Edwards decided to form a company to commercialize their novel RIS/PACS design based on market research which indicated a growing demand for RIS/PACS in general and an unmet need for a RIS/PACS such as the prototype the founders had designed. Image Technology has installed a beta-version of ITL's RIS/PACS at the Center. Image Technology began to initiate marketing ITL's RIS/PACS to hospitals beginning in the Northeast United States in the fiscal fourth quarter of 2001. ITL's RIS/PACS will be manufactured, installed and serviced by Image Technology. We estimate that the basic product development has been completed. The specification and system design are finished leaving approximately 5% of the actual hard coding and the bench testing yet to be performed, which represents an insignificant amount of overall product development.

Products

         Image Technology's lead product is ITL's RIS/PACS, a unique and proprietary version of a RIS/PACS software system. ITL's RIS/PACS features a unique and proprietary modular architecture which permits the system to be readily scaled and easily upgraded. We believe that this will allow us to provide products tailored to the size of our customers and to keep our customers at the forefront of future technological advances by enabling us to easily update existing systems. Other special features of ITL's RIS/PACS include:

          - automation of the total work flow,

          - integration of patient data with digital images,

          - a unique, radiologist designed user interface,

          - quality review programs which analyze productivity and diagnostic accuracy of individual radiologists or entire radiology centers, and

           - use of Windows 2000 as the network operating system.

         Image Technology has also developed a proprietary workstation which permits the simultaneous viewing of multiple diagnostic images together with relevant patient data for the purpose of replicating the viewing technique used by radiologists using traditional view boxes for the display of multiple images.

         Research has shown that simultaneous image display improves the speed and accuracy of diagnostic interpretation. This workstation consists of software integrated into ITL's RIS/PACS which may be used with any terminal hardware.

         ITL's RIS/PACS can be used to create, store, reproduce and transmit digitized images generated by any of the currently utilized diagnostic imaging modalities including x-rays, ultrasound, nuclear medicine, digital fluoroscopy, CT scans, and MRIs. Using ITL's RIS/PACS, radiologists can read and interpret the digitized versions of diagnostic images from any terminal or computer to which they can be sent. This facilitates time-critical transfer of patient information between hospital departments, such as from radiology to emergency room, as well as rapid off-site consultations by specialists at remote locations or convenient home viewing by individual radiologists. Hospitals and other health organizations can use ITL's RIS/PACS permanently to replace more costly and cumbersome image storage mediums such as film. ITL's RIS/PACS has been designed to interface with hospital and radiology information systems so that patient data can be integrated with diagnostic images for improved record retrieval and increased accuracy of image interpretation.

         ITL's RIS/PACS represents an alternative configuration model which has been designed to provide a unique solution to many of the disadvantages of both hyperPACS and miniPACS configurations of other companies. The architecture used in ITL's RIS/PACS is built on a foundation of innovative intelligent algorithms. These algorithms reduce the network bandwidth and on-line storage requirements of the Image Technology system; the two most important factors in the cost associated with building the system. Consequently, we hope that through ITL's RIS/PACS we can acquire a significant share of the U.S. market for RIS/PACS. By making full use of the networking database management infrastructure of Windows 2000, Image Technology has leveraged recent advances in operating system design, software development, and networking tools to produce a product which offers greater functional capability at lower costs through scalable system architecture. Its truly modular architecture permits capability to be distributed incrementally, so a client can start with one piece of hardware which operates as a server, viewer and capture station, then expand the system by distributing those capabilities among multiple PC's. Hardware and software can be sized exactly to client needs. This enables Image Technology to offer the lowest possible entry point purchase price for a RIS/PACS system. In addition, ITL's RIS/PACS offers capabilities not found on even the most expensive RIS/PACS, including a unique graphical interface.

Business Strategy

         We have completed initial product development of ITL's RIS/PACS. Our goal is to become revenue producing at the earliest opportunity. Product sales will be made in the form of:

                  - software licenses agreements,
                  - installation service agreements,
                  - continuing services and support agreement
                  - and as an Application Service Provider (ASP).

         For the next two years, Image Technology expects to remain focused on developing additional capabilities and enhancing ITL's RIS/PACS, maximizing sales of this product in the United States, and providing continuing customer service and product upgrades.

Markets and Marketing Plan

         The estimated market for PACS is $1.5 billion in 2001 and is expected to reach $2.7 billion by 2010. (Concord Consulting Group PACS Opportunities:
2000-2010 - October 19, 2001). Market analysts have identified the PACS market as an "emerging business opportunity with enormous growth potential". In August 2000, Technology Marketing Group released a PACS census study of more than 1,800 major hospitals and imaging centers. The study indicated expenditures for PACS technology reached nearly $600 million in 1999, with 7 to 10% yearly growth anticipated for the next 5 years. The study showed that few hospitals with PACS technology are actually operating in a filmless mode, with 91% of the respondents still using film for diagnosis.

         A representative for Frost & Sullivan in an April 1998 article for the magazine ADVANCE predicted a growth rate for PACS of 28% per year with the market reaching $1.6 billion by 2004.

         Image Technology plans to launch its ITL RIS/PACS in the northeastern United States where the reputations of its founders and the product demonstration site at the Kingston Diagnostic Center are expected to enhance interests in the product and generate sales leads. Image Technology plans to market a fourth generation medical information management system which we believe is more open, usable and scalable than any currently available product. We plan to market ITL's RIS/PACS through an in-house sales force supported by product advertising and promotion at industry trade shows. We will offer the product at a price point which is well within the reach of even the smallest hospital or imaging facility. We believe that we can offer systems with superior price/performance characteristics because of their unique, proprietary architecture. Assuming profitable regional sales, we intend to expand our sales force to market ITL's RIS/PACS throughout the United States. We plan to distribute our RIS/PACS products via three channels:

                  - relationships with original equipment manufacturers,

                  - partnerships, and

                  - direct distribution through our sales representatives.

          Relationships with Original Equipment Manufacturers: There are several large multi- national companies such as General Electric and IBM who have committed to entering the RIS/PACS market but have failed to either develop or acquire the technology needed to gain market share. We plan to pursue relationships with a large company whose in-house marketing, sales and support resources can be leveraged to propel Image Technology's products into national and international markets.

         Partnerships: We have identified several companies whose interests are complementary with our goals. Image Technology will pursue mutually advantageous partnerships with firms which can provide access to markets, technology or service and support.

         Direct Distribution: We will maintain an in-house sales and marketing staff to provide direct sales locally and nationally. They will advertise the product through trade shows, print advertisements and through our site on the Web. Image Technology will sell primarily to two target buyer groups; those who already have a RIS/PACS system in place and want a cost effective way of growing their system and small hospitals and imaging centers who want to start small and enter the RIS/PACS arena gradually.

         Once we have secured a significant share of the RIS/PACS market, we intend to apply the same tools to capture other vertical markets. We intend to sustain growth through constant innovation.

         Image Technology will sell to customers a license to use ITL's RIS/PACS software along with third party hardware preloaded with our proprietary software, as a package, in order to eliminate the possibility of incompatibilities. Image Technology eventually plans to sell third- party hardware components, at a profit, to customers who wish to purchase system hardware from Image Technology in conjunction with their purchase of an ITL RIS/PACS.

         However, we have no plan to institute hardware-only sales in conjunction with ITL's RIS/PACS product launch and do not believe that supplying the hardware needs of our software customers is necessary to the competitive success of ITL's RIS/PACS.

         An alternative approach to marketing and sales will be to provide the system to the customer as an Application Service Provider. Under this type of arrangement, the customer would be charged a per use fee to view and archive image studies. The hardware would essentially be provided and owned by ITL. This type of contract would immediately provide recurring revenues. Combinations of both the ASP model and the capital equipment model may be employed, depending on the customer requirements.

Competition and Competitive Advantage

         Image Technology will compete with a variety of companies in the United States and abroad which are marketing or developing RIS/PACS for the medical community. A number of highly competitive, smaller companies specialize in image management software and equipment and a smaller number of larger medical and computer equipment vendors have added RIS/PACS to their product line. To date no single company has captured a predominant share of the current market for RIS/PACS. In addition, a number of large hospital radiology centers are presently developing their own RIS/PACS for internal use. This trend may reduce the market for ITL's RIS/PACS among larger institutions. It may also result in the introduction of additional competitive products in the market to the extent that such proprietary systems are being developed in collaboration with computer software and hardware vendors who may be given the opportunity to commercialize such products upon completion. Image Technology, together with all other RIS/PACS manufacturers, will also continue to compete for sales to some extent with producers of older diagnostic imaging technologies such as film-based x-rays, which remain the predominant medical imaging modalities.

         Currently available RIS/PACS systems can be divided into three basic configurations:

            - MiniPACS, which are small, modular systems comprising image viewstations, image capture stations and occasionally one or more small central servers.

            - HyperPACS that cluster capture and view station around a large central enterprise server.

            -   Web-based RIS/PACS.

            - MiniPACS systems, such as Line Imaging, Brit Systems, E-med, Sectra-Imtec AB and DR systems products, bundle some database management features into their viewstations, allowing them to hold images and intercommunicate without a large central server. As a result, an inexpensive entry-level solution can be assembled costing between $100,000-$500,000, and the system can be "grown" by aggregating viewstations and miniservers into a loose network. The communication is inherently point-to-point, however, and the systems lack features of a true client- server database management system such as protection of database integrity through record locking. These systems are also inherently more expensive to expand, since each "node" that is added must support more functionality and thus the hardware for each node is more expensive than it would be if it were supported by a large centraldatabase server. These networks also lack the advanced workflow management capabilities of hyper-PACS.

         By contrast, vendors of hyperPACS systems, including Data General, GE Medical Systems, Agfa, Kodak, Siemens, Rogan, and MarkCare Systems, build their RIS/PACS systems around a large central enterprise server. These servers offer superior data protection, internet services, and increased up time through redundancy and fail- over protection. The entry level cost, however, is much higher than for miniPACS; typically $800,000 - $2 million. While the view and capture stations sold by these vendors support a variety of hardware/operating system combinations, the servers are invariably UNIX based, requiring an in-house systems administrator earning $60,000 - $80,000 annually to keep them running. Finally, since these servers are "off-the shelf" enterprise servers, not designed specifically for RIS/PACS, many of the services they provide, such as automated work flow management through image routing and pre-fetching, must be "hard coded" by software engineers, making changes expensive and time-consuming.

         In the last few years, Web-based RIS/PACS have emerged and are growing steadily in popularity. Several companies offer RIS/PACS based on a central image server that can be accessed through intranet or internet based viewers, including Fuji, Eastman Kodak, Stentor, and Emageon. In addition, several mini-PACS and hyper-PACS vendors also offer add-on web- based image distribution.

         The primary advantage of web-based image management is scalability. It is easy and inexpensive to offer image access via web browser to referring physicians and on-call radiologists. The primary disadvantage is that most web-based technologies are of the "pull" type, i.e. the user must request an image before it can be sent to the client PC. Given the large size of diagnostic images and the wide range of user web-access bandwidth, the response of a web based system may be slower than a traditional mini or hyper-PACS which can "push" the images onto the client machine BEFORE the user requests it - a technique called "pre- fetching".

         We believe that most available RIS/PACS systems have significant drawbacks such as:

                    - poor user interfaces,

                    - limited capabilities,

                    - lack of scalability, and

                    - prohibitive entry point purchase prices.

         We believe that such drawbacks account in part for the fact that none of our competitors have been able to capture more than 30% of the market in recent years.

Protection of Proprietary Technology

         Our ability to market a competitive RIS/PACS product depends in part on our success in protecting our proprietary interest in ITL's RIS/PACS software so that competitors cannot duplicate its innovative design. The principal forms of protection available for software such as ITL's RIS/PACS are copyright laws and common law trade secret protection. Image Technology has secured from its founders an assignment of all their rights and titles to ITL's RIS/PACS software developed prior to Image Technology's incorporation and therefore, believes it owns the full rights to copyright ITL's RIS/PACS software. In addition, each founder is employed under an agreement containing continuing obligations of confidentiality, non- disclosure, assignment of work- product and right-to-inventions as well as obligations of non- competition which continue for a period of two years from termination of his employment. Image Technology plans to require substantially similar obligations from all key employees hired in the future. By licensing rather than selling our software, we expect to retain maximum trade secret protection for our product technology. However, there can be no assurance that all elements of our software are sufficiently original to qualify for copyright protection or that we will be successful in preventing the unauthorized disclosure of our trade secrets. As a result, we may face competition from sales of products which are substantially similar to our own from which we will not benefit or we may not be entirely able to prevent such sales even though we may have the right to sue a person who makes unauthorized disclosure of our trade secrets.

         We plan to pursue patent protection to the limited extent that patent protection is available and advisable for any element of our products. Patent protection may be available for certain aspects of our terminal interface technology and for certain limited components of our software, including certain proprietary algorithms developed for use in ITL's RIS/PACS. We have not yet retained any intellectual property counsel or filed any application for the protection of our intellectual property.

Product Approval Process

         We registered with the FDA as a medical device manufacturer. Our software products have been classified as exempt from the 510-K approval process by the FDA. ITL's RIS/PACS is immediately available for sale without restriction.

         Although Image Technology is aware that there is an international market for products such as ITL's RIS/PACS, we have no present plans to market ITL's RIS/PACS in other countries, largely due to limited resources. However, should we decide to market ITL's RIS/PACS in other countries, we would have to comply with the laws of, and meet the applicable regulatory procedures and standards in each jurisdiction in which we sought to market our products. Approval in one jurisdiction does not assure approval in another as the various federal, state, and local regulatory authorities are independent of each other.

         A medical device and its manufacturer are subject to continuing regulatory review even after a device is approved for marketing.

         Later discovery of previously unknown problems with a product or manufacturer, or an increase in the incidence of previously known problems, may result in restrictions on the product and/or manufacturer. The restrictions could include withdrawal of the product from the market.

Manufacturing

         We do not expect to have any manufacturing operations for hardware or software. We expect to be able to produce sufficient copies of ITL's RIS/PACS software for licenses using the software duplication capabilities of our beta site equipment. In the unlikely event that demand for copies of ITL's RIS/PACS exceeds our capacity to produce them, we believe that we could quickly and inexpensively obtain copies from a computer service bureau in our area. Any hardware we sell will be purchased fully assembled from the original equipment manufacturer. We intend to contract with third parties for any required customization of hardware supplied to our customers.

Insurance

         Prior to product launch, we intend to obtain product liability insurance coverage for claims arising from the use of ITL's RIS/PACS if this is available on reasonable terms. We risk exposure to product liability claims if the use of our products is alleged to have caused harm to a patient. The claims might be made directly by patients or by medical organizations and medical personnel who face liability for care rendered in conjunction with the use of our products. There can be no assurance that the coverage obtained will be adequate to cover claims. Product liability insurance is becoming increasingly expensive. We may have problems:

         - maintaining such insurance,

         - obtaining additional insurance,

         - obtaining additional insurance at a reasonable cost, or

         - obtaining additional insurance in sufficient amounts to protect against losses which individually or in the aggregate could have a material adverse effect on our business.

         Under the terms of our executive employment agreements we are obligated to maintain term life insurance for the benefit of Dr. Ryon, and Mr. Edwards each in the amount of $300,000, if this can be obtained on commercially reasonable terms.

Material Contracts

         In order to complete development of ITL's RIS/PACS while minimizing capital outlays, we have leased access to a sophisticated state-of- the-art computer hardware system from Kingston Diagnostic Radiology, P.C. We have access to this system under the terms of a facility usage agreement with Rockland Radiology Group, P.C., now known as Mid Rockland Imaging Partners, or Mid Rockland. The agreement gives us the right to use approximately 450 square feet of office space in the Center for access to Kingston's computer system and other purposes during normal business hours for so long as the agreement remains in effect. We believe our need for office space will remain modest, even when we are fully staffed for 2002, due to the fact that most employees are expected to telecommute. Therefore we believe that we could replace our existing space in the Center quickly and inexpensively with no material impact on our business in the unlikely event of early termination of the agreement. The agreement has been approved by all the disinterested directors of Image Technology due to the potential for conflict of interest in relation to Dr. Ryon's ownership of Kingston and his obligations to use the leased equipment pursuant to the agreement.


         On April 4, 2002, we entered into a letter of intent with Mid Rockland Imaging Partners, a division of Radiologix Incorporated for the purchase of one of our systems at fair market value and a service agreement. We anticipate we will generate approximately $700,000 in annual fees under this agreement. The agreements are currently at the conract stage and closing is anticipated to occur as soon as administratively feasible. Although the final purchase price of the system is still being negotiated, as well as some final language in the Service Agreement, during May 2002, both parties have agreed to operate under the terms of the Service Agreement as if the agreements were finalized. under this arrangement, the Company will derive monthly revenues of approximately $37,500 with minimal additional costs until which time the actual agreements are finalizied. In addition, we are currently negotiating similar agreements with other hospitals and imaging centers in the Northeastern United States.

Employees

         We presently have four employees who essentially provide 100% of their professional time to the company.

Facilities

         Image Technology's principal executive office currently occupies approximately 450 square feet of leased space located at 167 Schwenk Drive, Kingston, NY 12401. Image Technology's telephone number is (845) 338-3366 and its facsimile number is (845)338-8880.

         Image Technology believes that its current facilities will meet Image Technology's office needs for the foreseeable future. Suitable facilities will be available, if needed, to accommodate Image Technology's future operations at reasonable commercial rates.

Legal Proceedings

         We are aware of no legal proceedings against Image Technology.

                                   MANAGEMENT

Executive Officers and Directors

    Our executive officers and directors and their ages as of April 12, 2002 are as follows:


NAME                       AGE             TITLE

David Ryon                 57         Director and Chairman of the Board of
                                      Directors, President, Chief Executive
                                      Officer, and Principal Accounting
                                      Officer

Lewis M. Edwards           46         Director, Vice President of Research and
                                      Development, Chief Technical Officer

Richard V. Norell          57         Director


Robert G. Carpenter        65         Director


John J. Naccarato          70         Director

         All directors of Image Technology hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, Image Technology's Bylaws provide for not less than one director nor more than fifteen. Currently, there are five directors of Image Technology. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. In April, 2002, we appointed Richard V. Norell, Robert G. Carpenter and John J. Naccarato to our Board of Directors to fill three vacancies. There are no family relationships among any officers or directors of Image Technology.

         DAVID RYON, MD, is a founder and principal stockholder of Image Technology and a co- developer of ITL's RIS/PACS. He was appointed to the Board of Directors and appointed to serve as Image Technology's President and Chief Executive Officer in December 1997. Dr. Ryon is the founder of the Kingston Diagnostic Center in Kingston, New York. Dr. Ryon operated the Kingston Diagnostic Center as a sole proprietor from its inception in 1992 until the sale of the business to Rockland Radiological Group, P.C. in 1997. Dr. Ryon worked as a radiologist at the Kingston Hospital for five years before founding the Center. Dr. Ryon graduated as an M.D. cum laude from Albany Medical College in 1975 and served residencies in surgery and radiology at Albany Center Hospital. Among other post-graduate specialties, Dr. Ryon also trained as an Emergency Physician. Prior to becoming a physician, Dr. Ryon earned a B.S. in physics with high honors and an M.S. in engineering at the University of Rochester. He worked as an engineer at General Electric in the medical systems division after graduation where he gained experience in the patent process.


         LEWIS M. EDWARDS is a founder and principal stockholder of Image Technology and a co- developer of ITL's RIS/PACS. He was appointed to the Board of Directors and elected by the Board to serve as Image Technology's Vice President of Research and Development and Chief Technical Officer in December 1997 and is currently employed full time by Image Technology. Mr. Edwards has served as a senior technical staff member at IBM since 1993. He was an architect and lead software designer for IBM's RS/6000 SP, a massive parallel processor until 2000. From 1982 to 1993 he served as the head of engineering for Graphic Systems Labs, a CAD/CAM Independent Business Unit start-up company within IBM. He is a member of the IEEE and ACM professional societies and a charter member of the Microsoft Developer Network. He has provided computer-consulting services to Boeing, General Motors, Chrysler, Ford and the Federal government's FAA and ATC teams. He holds a BSEE magna cum laude from Princeton University and an MSCE from Syracuse University.

         RICHARD V. NORELL was appointed to our Board of Directors in April 2002. Since 1995 he has served as a consultant in securities law compliance matters, after being employed 26 years with the U.S. Securities and Exchange Commission, Washington, D.C. in the Division of Enforcement, from 1972 to 1995. Mr. Norell acted as the Division's Chief of Market Surveillance overseeing the Division's investigators and financial analysts. In addition to implementing programs for detecting securities fraud and improper conduct, Mr. Norell advised the Director of the Division concerning policy issues and emerging problems in the securities industry. Mr. Norell graduated American University, Washington, D.C. with an MBA in Investment Analysis, University of Rochester, Rochester, N.Y. Bachelor of Arts, Economics. Mr. Norell currently resides in Great Falls, VA.

         ROBERT G. CARPENTER was appointed to our Board of Directors in April 2002. Mr. Carpenter brings extensive business experience from a career spanning over 30 years in a succession of executive management positions overseeing technology, engineering, marketing and business development at Bell Research Labs in NJ, IBM Yorktown Heights Research Center, and IBM Development Labs in Kingston and Poughkeepsie, NY. Retired from IBM in 1991, Mr. Carpenter currently serves as Chief Engineering Liaison on a $6.7 million water facilities project in the County of Ulster, NY. Mr. Carpenter resides in Saugerties, NY.

         JOHN J. NACCARATO was appointed to our Board of Directors in April 2002. He served for 26 years as District Representative to the late United States Congressman Hamilton Fish, Jr., with oversight responsibility for three District offices, under the direct supervision of Congressman Fish. From 1988 to the present, Mr. Naccarato has held the office of Ulster County Legislator, serving on Mental Health and Ways and Means committees, and chairing the Criminal Justice / Public Safety Committee. A former President of the Central Businessmans Association, Mr. Naccarato serves on the Ulster County Community Action Board, United Way Board, City of Kingston Board of Assessment, and the board of the Catskill Regional OTB Corporation. Mr. Naccarato currently resides in Kingston, NY.

         In the first quarter of 2002, Dr. Carlton T. Phelps was terminated for cause pursuant to the terms of his employment agreement, as Vice President of Finance and Administration, Chief Financial Officer, Secretary and Treasurer of Image Technology and resigned from the Board of Directors. The terms and circumstances of Dr. Phelps' departure are currently in dispute. Dr. David Ryon has been appointed our acting principal accounting officer as of March 5, 2002.

Limitation on Liability of Directors

    As permitted by Delaware law, Image Technology's Certificate of Incorporation includes a provision which provides that a director of Image Technology shall not be personally liable to Image Technology or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Image Technology or its stockholders, (ii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iii) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of duty of care by a director. As a consequence of this provision, stockholders of Image Technology will be unable to recover monetary damages against directors for action taken by them which may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions . The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of Image Technology or any stockholder to obtain an injunction or any other type of non- monetary relief in the event of a breach of fiduciary duty. Image Technology believes this provision will assist in securing and retaining qualified persons to serve as directors.

                             EXECUTIVE COMPENSATION

         Image Technology has not paid any compensation to its executive officers from its inception through December 31, 1999.

         The following table sets forth information for each of the Company's fiscal years ended December 31, 2001, 2000, and 1999 concerning compensation of
(i) all individuals serving as the Company's Chief Executive Officer during the fiscal year ended December 31, 2000 and (ii) each other executive officer of the Company whose total annual salary and bonus equaled or exceeded $100,000 in the fiscal year ended December 31, 2000:


                                Annual Compensation
                                -------------------------

                                                                           Other             All Other
Name and Principal Position       Year     Salary($)     Bonus($)(2)     ($)Annual         Compensation($)
--------------------------------  ----     ---------     -----------     ------------     ----------------



David Ryon(1)                     2001      $150,000       $150,000           0                 0
Chairman, President and Chief     2000       150,000        150,000           0                (3)
         Executive Officer        1999             0              0           0                 0

Carlton Phelps(1)                 2001       150,000        150,000           0                 0
Vice President, Chief Financial   2000       150,000        150,000           0                (3)
  Officer, Secretary, Treasurer   1999             0              0           0                 0
           and Director

Lewis Edwards(1)                  2001       150,000        150,000           0                 0
Vice President, Chief Technical   2000       150,000        150,000           0                (3)
           Officer and Director   1999             0              0           0                 0


(1) Messrs. Ryon, Phelps and Edwards waived their salaries from Image Technology for the years ended December 31, 1999 and 1998. These salaries were not deemed material during this period. During the year ended December 31, 2000, Messrs. Ryon, Phelps and Edwards deferred $136,407, $51,923 and $109,615, respectively.During the year ended December 31, 2001, Mr. Ryon deferred $122,596 of his salary.


(2) Messrs. Ryon, Phelps and Edwards were each issued 500,000 shares of preferred stock in conjunction with the commencement of their employment agreements. The preferred shares were valued at $.30 per share based on the price of units that we were offering for sale through a private placement.

(3) See "Option Grants in Last Fiscal Year" below


OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding stock options granted to the Named Executive Officers during 2000. No options were granted during 2001. We have never granted any stock appreciation rights.


                   INDIVIDUAL GRANTS (1)

                    NUMBER OF        PERCENT OF
                    SECURITIES       TOTAL OPTIONS
                    UNDERLYING       GRANTED IN         EXERCISE
                    OPTIONS          EMPLOYEES IN       PRICE PER       EXPIRATION
NAME                GRANTED          2000 (2)           SHARE ($)       DATE
-------           -------------      -------------      ----------      -------------

David Ryon          1,000,000         33.33%              $.33         December 31, 2009

Carlton Phelps      1,000,000         33.33%              $.33         December 31, 2009

Lewis Edwards       1,000,000         33.33%              $.33         December 31, 2009


(1). Each option represents the right to purchase one share of common stock. The options shown in this table were all granted under our Stock Option Plan.

(2). In the year ended December 31, 2000, we granted options to employees to purchase an aggregate of 3,000,000 shares of common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 2001. The value of unexercised options held by any such persons as of December 31, 2001 was as follows for each of Messrs. Ryon, Phelps and Edwards (the only such option holders):

Total number of shares underlying unexercised options      1,000,000
Exercisable options                                          200,000
Unexercisable options                                        800,000
Value of in-the-money options                               $ 24,000

Compensation of Directors

         Our directors were not compensated for their services in 2001. We reimburse directors for their expenses of attending meetings of the Board of Directors.

Employment Agreements

         David Ryon is engaged as President, Chief Executive Officer and Principal Accounting Officer of Image Technology and Lewis M. Edwards was engaged as Vice President and Chief Technical Officer. Each has been signed to a three year contract which provides them with the following:

        - a minimum annual base salary of $150,000 payable in regular equal installments in accordance with our general payroll practices.

        - an annual performance bonus at the end of each calendar year as determined in good faith by the Board based upon its annually established goals.

        - participation in all retirement plans, health and other group insurance programs, stock option plans and other fringe benefit plans which we may now or hereafter in the Board of Directors' discretion make available generally to its executives or employees.

        - term life insurance in the amount of $300,000, short-term and long-term disability insurance in the amount of not less than 60% of base salary, unless such insurance is not available at commercially reasonable rates.

        - an automobile for business use in accordance with Image Technology's standard policy for senior executive officers.

Stock Option Plan

         In January 1998, Image Technology's stockholders ratified Image Technology's Stock Option Plan (the "Plan") whereby options for the purchase of up to 5,000,000 shares of Image Technology's common stock may be granted to key personnel in the form of incentive stock options and nonstatutory stock options, as defined under the Internal Revenue Code. Key personnel eligible for these awards include our employees, consultants and nonemployee directors. Under the Plan, the exercise price of all options must be at least 100% of the fair market value of our common shares on the date of grant. The exercise price of an incentive stock option granted to an optionee which holds more than ten percent of the combined voting power of all classes of stock of Image Technology must be at least 110% of the fair market value on the date of grant. The maximum term of any stock option granted may not exceed ten years from the date of grant and generally vest over three years.

         On January 1, 2000, we granted options under the plan to David Ryon, Carlton T. Phelps and Lewis M. Edwards, our three founders, for the purchase of a total of 3,000,000 shares of its common stock at $.33 per share, approximately 110% of the fair market value on the date of grant, which are exercisable through December 31, 2009.

         No options were granted or exercised prior to January 1, 2000.


                     PRINCIPAL AND SELLING SECURITY HOLDER

         The shares of common stock may be offered and sold from time to time by the selling shareholder or by their transferees, pledgees, donees or their successors pursuant to this prospectus. The following table sets forth certain information about the selling shareholder. Except as otherwise provided, the selling shareholder has not, nor within the past three years has had, any position, office or other material relationship with Image Technology or any of its predecessors or affiliates. Because the selling shareholders may offer all or some portion of the shares pursuant to this prospectus, no estimate can be given as to the number of shares of common stock which will be held by the selling shareholders upon termination of any such sales.

         In addition, the table sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by
(i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


Security Ownership of Management



Name, Title and Address         Title of Class          Shares Beneficially
-----------------------         --------------          -------------------
of beneficial owners                                            Owned
--------------------                                    -----------------------
                                                        Number          Percent
--------------------------------------------------------------------------------
David Ryon, M.D.                Common Stock            2,829,584       24.24%
CEO, President
and Director                    Preferred Stock           500,000       33.33%
167 Schwenk Drive
Kingston, New York 12401

--------------------------------------------------------------------------------
Carlton T. Phelps, M.D.         Common Stock            2,429,583       20.81%
167 Schwenk Drive
Kingston, New York 12401        Preferred Stock           500,000       33.33%


--------------------------------------------------------------------------------
Lewis M. Edward                 Common Stock            2,429,583       20.81%
Chief Technical Officer
and Director                    Preferred Stock           500,000       33.33%
167 Schwenk Drive
Kingston, New York 12401

--------------------------------------------------------------------------------
All officers and directors      Common Stock            7,688,750       66%
as a group                      Preferred Stock         1,500,000       100%




SELLING STOCKHOLDERS


NAME AND ADDRESS            COMMON SHARES          NUMBER OF SHARES          COMMON SHARES
----------------            BENEFICIALLY OWNED         OFFERED                BENEFICIALLY
                            PRIOR TO OFFERING                            OWNED AFTER OFFERING
                            ------------------     -----------------     --------------------

                            NUMBER    PERCENT                               NUMBER   PERCENT
MACCAUGHERN TRADE           350,000       3.1          350,000                0         0
DEVELOPMENT (1)
19401 WUNDER TRAIL
TRABUCO CANYON, CA 92679



(1) Scott MacCaughern, the sole principal of MacCaughern Trade Development, will have voting control over the shares of Image Technology owned by MacCaughern Trade Development. Neither Mr. MacCaughern nor MacCaughern Trade Development have had any material relationship with Image Technology or its affiliates within the past three years.



         On January 16, 2002, Image Technology entered into a consulting agreement with MacCaughern Trade Development pursuant to which Image Technology agreed to issue 350,000 shares of its common stock, valued at $87,500, to MacCaughern Trade Development in exchange for its consulting services pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. In addition, MacCaughern Trade Development will receive 100,000 shares of restricted stock and 100,000 2-year warrants exercisable at $3.00 per share, upon the effectiveness of this offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Kingston Diagnostic Radiology, P.C., or Kingston, which is wholly owned by Dr. Ryon, leases the use of its equipment to Image Technology on a non-exclusive basis in exchange for a limited license to use ITL's RIS/PACS at the Center and paid Image Technology service fees during the three months ended March 31, 2002 and the year ended December 31, 2001, and from inception of $7,300, $21,375 and $28,675, respectively. We are party to a facility usage and equipment lease agreement now held by Mid Rockland Imaging. Mid-Rockland Imaging, the new owners of the Center have agreed to allow the use of the Center as a demonstration site. Through Dr. Ryon, Image Technology has access to Kingston's state-of-the art computer system in return for a license to use ITL's RIS/PACS software in Kingston's practice. We believe that the terms of these agreements are at least as favorable to us as any terms we could have obtained from arms-length negotiations with unrelated third parties.


         During January 2002, Image Technology received net proceeds of $100,000 from the sale of 400,000 shares of common stock to Kingston Diagnostic Radiology, P.C. pension fund, the sole beneficiary of which is Dr. Ryon, our President, Chief Executive Officer and Principal Accounting Officer.

                            MARKET FOR OUR SECURITIES

        Image Technology's Common Stock and Warrants currently trade on the Over-the- Counter Bulletin Board ( "OTCBB") under the symbols "IMTL", "IMTLW" and "IMTLZ", respectively. These securities commenced trading on December 15, 2000. As of May 30, 2002, the number of holders of record of Common Stock, Warrant IMTLW and Warrant IMTLZ was 209, 22, and 169 respectively.

         Between December 15, 2000 and May 30, 2002, Image Technology's common stock closed highest on May 11, 2001, at $0.94 and closed lowest on November 5, 2001, at $0.27. Between December 15, 2000 and May 30, 2002, the IMTLW (.40 wt.) closed at the highest on October 1, 2001, at $0.25 and closed the lowest on October 1, 2001, at $0.05. Between December 15, 2000 and May 30, 2002, the
IMTLZ (.50 wt.) closed at the highest on May 14, 2001, at $0.25 and closed the lowest on September 17, 2001, at $0.05.

        The following table sets forth the range of the high and low closing bid prices per share of our common stock during each of the calendar quarters identified below. These bid prices were obtained from the OTC Bulletin Board Quarterly Quote Summary Report received from Bloomberg Trading Market Services and the Standard & Poor's Comstock, and do not necessarily reflect actual transactions, retail markups, markdowns or commissions.

        THE HIGH AND LOW BID SALES PRICES FOR THE EQUITY FOR EACH FULL QUARTERLY PERIOD SINCE TRADING COMMENCED WITHIN THE TWO MOST RECENT FISCAL YEARS AND ANY SUBSEQUENT INTERIM PERIOD FOR WHICH FINANCIAL STATEMENTS ARE INCLUDED ARE AS
FOLLOWS:
--------------------------------------------------------------------------------
             Year       Quarter      High Bid   Low Bid
             2001       1st          0.90       0.30
             2001       2nd          0.94       0.40
             2001       3rd          0.64       0.42
             2001       4th          0.30       0.27
             2002       1st          0.59       0.40
--------------------------------------------------------------------------------
        We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.

                            DESCRIPTION OF SECURITIES


        Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of March 31, 2002, there were outstanding 11,706,212 shares of common stock and 1,500,000 shares of preferred stock.


Common Stock

        Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of our directors standing for election. Subject to preferences which may be applicable to the holders of any outstanding shares of preferred stock, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the affairs of Image Technology, whether voluntary or involuntary, and subject to the rights of the holders of any outstanding shares of preferred stock, the holders of shares of common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and non-assessable. The issuance of common stock or of rights to purchase common stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Preferred Stock

         The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and rights, and the restrictions of those preferences and rights, of the shares of each such series and to increase, but not above the total number of authorized shares of preferred stock, or decrease, but not below the number of shares of such series then outstanding, the number of shares of any such series without further vote or action by the stockholders.

         The board is authorized to issue preferred stock with voting, conversion, and other rights and preferences which could adversely affect the voting power or other rights of the holders of common stock. On January 7, 2000 we issued 1,500,000 shares of preferred stock to our three founders in connection with the commencement of their employment contracts on January 1, 2000. The preferred shares have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of our common stock.

Warrants

         Each Class A $.40 Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.40 per share and each Class B $.50 Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share (collectively, the "Warrants"). Unless previously redeemed, the Warrants are exercisable at any time up until April 15, 2003. The Warrants are transferable separately from the common stock. The Warrants are subject to redemption by Image Technology at $.05 per warrant if the common stock closing bid price exceeds $1.00 for 10 consecutive trading days ending within 15 days of the date as of which the notice of redemption is given. Holders of the Warrants will automatically forfeit their rights to purchase the shares of common stock issuable under such warrants unless the warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding warrants of a class must be redeemed if any of that class are redeemed. A notice of redemption shall be mailed to each registered holder of Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption.

         The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date at the offices of Image Technology's warrant agent with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment, in the form of a certified check payable to the order of Image Technology Laboratories, Inc., of the full exercise price for the number of Warrants being exercised.

         The Warrants contain provisions which protect the holders against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise upon the occurrence of certain events, including issuances of common stock, or securities convertible, exchangeable or exercisable into common stock, at less than market value, stock dividends, stock splits, mergers, sale of substantially all of Image Technology's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things (i) the issuance or exercise of options or other securities under any stock option or other benefit plan offered to employee, officers or directors of Image Technology, (ii) the sale or exercise of outstanding options or warrants or (iii) the conversion of shares of Image Technology's preferred stock to common stock.

         Image Technology is not required to issue fractional shares of common stock, and instead will make a cash payment based upon the current market value of such fractional shares. The holders of the Warrants will not possess any rights as shareholders of Image Technology unless and until such warrants have been exercised for shares of common stock.

Anti-takeover Effects of Provisions of Our Charter, Our By-laws and Delaware Law

         Our charter and by-laws contain provisions which could discourage potential takeover attempts and make more difficult the acquisition of a substantial block of the common stock. Our charter authorizes the directors to issue, without stockholder approval, shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and the restrictions of those preferences and rights, of the shares of each such series. Our charter provides that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. Our by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intentions a specified number of days in advance of the meeting and furnishes to us information regarding itself and the intended nominee. Our by-laws also provide that special meetings of our stockholders may be called only by the president and must be called by the president or the secretary at the written request of a majority of the directors. Our by-laws also require a stockholder to provide to our Secretary advance notice of business to be brought by such stockholder before any stockholder meeting as well as information regarding the stockholder and others known to support the proposal and any material interest they may have in the proposed business. These provisions could delay stockholder actions which are favored by the holders of a majority of the outstanding stock until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for our common stock, because the person or entity, even after acquiring a majority of the outstanding stock, could only take action at a duly called stockholders' meeting and not by written consent.

         We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless;

         - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

         - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction which they may deem to be in their best interests.

      Section 203 defines "business combination" to include (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (c) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (d) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with, controlling or controlled by such entity or person.

Limitation of Liability and Indemnification

         Our charter provides that no director shall be personally liable to us or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by Delaware law. The Delaware law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to a corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under
Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our charter is to limit or eliminate the potential liability of our directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

         Our charter and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

         The shares offered by this prospectus may be sold from time to time by the Consultant. The Consultant may sell the shares in the over-the-counter markets or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

                  - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

                  - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and

                  - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the Consultant may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Consultant in amounts to be negotiated prior to the sale. The Consultant and any broker-dealers which participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

         If the consultant notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, a prospectus supplement, if required pursuant to the Securities Act, setting forth:

                  - the name of each of the participating broker-dealers,

                  - the number of shares involved,

                  - the price at which the shares were sold,

                  - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

                  - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

                  - any other facts material to the transaction.

         Image Technology will not receive any of the proceeds of shares sold by the Consultant.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Image Technology had outstanding 11,706,212 shares of common stock at March 31, 2002. Of these shares, only approximately 3,551,500 are freely tradable without restriction, except for restrictions imposed by certain state regulatory authorities, or registration under the Securities Act, except that any shares purchased by an "affiliate" of Image Technology, as defined in the rules and regulations promulgated under the Securities Act, will be subject to the resale limitations under Rule 144 under the Securities Act. The remaining shares of outstanding common stock were issued and sold by Image Technology in private transactions in reliance upon exemptions from registration under the Act. Such shares may be sold only pursuant to an effective registration statement filed by Image Technology or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Act.

         In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of Image Technology may sell shares of common stock after at least one year has elapsed since such shares were acquired from Image Technology or an affiliate of Image Technology. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of the then outstanding common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144.

          Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Image Technology (and who has not been an affiliate of Image Technology for 90 days prior to the sale) and who has beneficially owned shares acquired from Image Technology or an affiliate of Image Technology for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.


         No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices.


                                  LEGAL MATTERS

         Bondy & Schloss LLP, New York, New York, has advised us with respect to the validity of the securities offered by this prospectus. Bondy & Schloss LLP owns 235,500 shares of common stock of the Company.

                                     EXPERTS

         The financial statements of Image Technology Laboratories, Inc. as of December 31, 2001 and for the years ended December 31, 2001 and 2000 and for the period from January 1, 1998 (date of inception) to December 31, 2001 included in this prospectus have been audited by J.H. Cohn LLP, independent public accountants, as stated in their report appearing elsewhere in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION



         We have filed a registration statement on Form SB-2 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement or incorporated herein by reference for the copies of the actual contract, agreement or other document. However, this prospectus does contain all material information about the contents of any contract, agreement or other document filed as an exhibit to the registration statement and to which this prospectus refers. Following this offering we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.



         You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                       IMAGE TECHNOLOGY LABORATORIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                         REPORT ON FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                         AND PERIOD FROM JANUARY 1, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 2001

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)



                          INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE

Report of Independent Public Accountants                                  F-2

Balance Sheet
    December 31, 2001                                                     F-3

Statements of Operations
    Years Ended December 31, 2001 and 2000 and Period From
    January 1, 1998 (Date of Inception) to December 31, 2001              F-4

Statements of Changes in Stockholders' Equity (Deficiency)
    Years Ended December 31, 2001 and 2000 and Period From
    January 1, 1998 (Date of Inception) to December 31, 2001              F-5

Statements of Cash Flows
    Years Ended December 31, 2001 and 2000 and Period From
    January 1, 1998 (Date of Inception) to December 31, 2001              F-6

Notes to Financial Statements                                           F-7/15









Condensed Balance Sheets
    March 31, 2002 (Unaudited)                                             F-16

Condensed Statements of Operations
    Three Months Ended March 31, 2002 and 2001 and
    Period from January 1, 1998 (Date of Inception)
    to March 31, 2002 (Unaudited)                                          F-17

Condensed Statement of Changes in Stockholders' Equity (Deficiency)
    Three Months Ended March 31, 2002 and Period from January
    1, 1998 (Date of Inception) to March 31, 2002 (Unaudited)            F-18/19

Condensed Statements of Cash Flows
    Three Months Ended March 31, 2002 and 2001 and
    Period from January 1, 1998 (Date of Inception)
    to March 31, 2002 (Unaudited)                                         F-20

Notes to Condensed Financial Statements (Unaudited)                     F-21/23





                                      * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
Image Technology Laboratories, Inc.


We have audited the accompanying balance sheet of Image Technology Laboratories, Inc. (A Development Stage Company) as of December 31, 2001, and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years ended December 31, 2001 and 2000 and for the period from January 1, 1998 (date of inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Image Technology Laboratories, Inc. as of December 31, 2001, and its results of operations and cash flows for the years ended December 31, 2001 and 2000 and for the period from January 1, 1998 (date of inception) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                                                   J.H. COHN LLP


Roseland, New Jersey
February 6, 2002



                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                                  Balance Sheet
                                December 31, 2001




                                     ASSETS

Current assets - cash and cash equivalents                          $   151,730

Equipment, net of accumulated depreciation of $4,598                     42,948
                                                                    -----------

       Totals                                                       $   194,678
                                                                    ===========


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
    Accounts payable and accrued expenses                           $    37,911
    Notes payable to stockholders                                         5,200
                                                                    -----------
          Total current liabilities                                      43,111

Accrued compensation payable to stockholders                            420,541
                                                                    -----------
          Total liabilities                                             463,652
                                                                    -----------

Commitments

Stockholders' deficiency:
    Preferred stock, par value $.01 per share; 5,000,000 shares
       authorized; 1,500,000 shares issued and outstanding               15,000
    Common stock, par value $.01 per share; 50,000,000 shares
       authorized; 11,272,712 shares issued and outstanding             112,727
    Additional paid-in capital                                        1,587,118
    Unearned compensation                                              (150,000)
    Deficit accumulated in the development stage                     (1,833,819)
                                                                    -----------
          Total stockholders' deficiency                               (268,974)
                                                                    -----------

          Totals                                                    $   194,678
                                                                    ===========










See Notes to Financial Statements.



                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                            Statements of Operations
                     Years Ended December 31, 2001 and 2000
                         and Period From January 1, 1998
                    (Date of Inception) to December 31, 2001




                                               2001              2000        CUMULATIVE
                                            ------------    ------------    ------------

Revenues - related party                    $     21,375    $       --      $     21,375
                                            ------------    ------------    ------------

Expenses:
    Research and development                     635,694         633,798       1,269,492
    General and administrative                   354,765         211,797         585,702
                                            ------------    ------------    ------------
       Totals                                    990,459         845,595       1,855,194
                                            ------------    ------------    ------------

Net loss                                    $   (969,084)   $   (845,595)   $ (1,833,819)
                                            ============    ============    ============

Basic net loss per share                    $       (.08)   $       (.08)
                                            ============    ============

Basic weighted average shares outstanding     12,589,041      10,370,047
                                            ============    ============















See Notes to Financial Statements.


                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

            Statement of Changes in Stockholders' Equity (Deficiency)
                     Years Ended December 31, 2001 and 2000
                         and Period from January 1, 1998
                    (Date of Inception) to December 31, 2001


                                               PREFERRED STOCK                   COMMON STOCK            ADDITIONAL       COMMON
                                           NUMBER                           NUMBER                       PAID-IN          STOCK
                                             OF                               OF                         CAPITAL       SUBSCRIPTION
                                           SHARES       AMOUNT              SHARES      AMOUNT
                                         ------------------------------------------------------------------------------------------

Issuance of shares effective
  as of January 1, 1998 to
  founders                                                                 7,288,750    $     72,887    $    (51,637)
Net loss
                                         ------------------------------------------------------------------------------------------
Balance, December 31, 1998                                                 7,288,750          72,887         (51,637)
Net loss
                                         ------------------------------------------------------------------------------------------

Balance, December 31, 1999                                                 7,288,750          72,887         (51,637)

Issuance of preferred stock in
   exchange for services                   1,500,000    $     15,000                                         435,000
Issuance of common stock in
   exchange for services                                                     250,000           2,500          72,500
Sales of units of common stock
   and warrants through private
   placement, net of expenses,
   in February 2000                                                          799,729           7,997         171,923
Subscription for units of
   common stock and warrants through
   private placement                                                          33,333             333           9,667    $   (10,000)
Sales of units of common stock
   and warrants through public
   offering completed in October
   2000, net of expenses                                                   2,591,050          25,911         813,951
Amortization of unearned compensation
Net loss
                                         ------------------------------------------------------------------------------------------


Balance, December 31, 2000                 1,500,000          15,000      10,962,862         109,628       1,451,404        (10,000)
Issuance of common stock upon
   exercise of warrants                                                      309,850           3,099         135,714
Amortization of unearned compensation
Receipt of subscription receivable                                                                                           10,000
Net loss
                                         ------------------------------------------------------------------------------------------


Balance, December 31, 2001                 1,500,000    $     15,000      11,272,712    $    112,727    $  1,587,118   $       --
                                        ============    ============    ============    ============    ============   ============





                                                        DEFICIT
                                                     ACCUMULATED          TOTAL
                                                       IN THE         STOCKHOLDERS'
                                      UNEARNED       DEVELOPMENT        EQUITY
                                    COMPENSATION        STAGE        (DEFICIENCY)
                                    ------------------------------------------------




Issuance of shares effective
  as of January 1, 1998 to
  founders                                                              $     21,250
Net loss                                                $    (18,407)        (18,407)
                                        --------------------------------------------
Balance, December 31, 1998                                   (18,407)          2,843
Net loss                                                        (733)           (733)
                                        --------------------------------------------

Balance, December 31, 1999                                   (19,140)          2,110

Issuance of preferred stock in
   exchange for services                $   (450,000)
Issuance of common stock in
   exchange for services                                                      75,000
Sales of units of common stock
   and warrants through private
   placement, net of expenses,
   in February 2000                                                          179,920
Subscription for units of
   common stock and warrants through
   private placement
Sales of units of common stock
   and warrants through public
   offering completed in October
   2000, net of expenses                                                     839,862
Amortization of unearned compensation        150,000                         150,000
Net loss                                                    (845,595)       (845,595)
                                        --------------------------------------------



Balance, December 31, 2000                  (300,000)       (864,735)        401,297
Issuance of common stock upon
   exercise of warrants                                                      138,813
Amortization of unearned compensation        150,000                         150,000
Receipt of subscription receivable                                            10,000
Net loss                                                    (969,084)       (969,084)

                                        --------------------------------------------



Balance, December 31, 2001              $   (150,000)   $ (1,833,819)   $   (268,974)
                                        ============    ============    ============




See Notes to Financial Statements.



                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows
                     Years Ended December 31, 2001 and 2000
                         and Period from January 1, 1998
                    (Date of Inception) to December 31, 2001




                                                             2001            2000        CUMULATIVE
                                                          -----------    -----------   -------------

Operating activities:
    Net loss                                              $  (969,084)   $  (845,595)   $(1,833,819)
    Adjustments to reconcile net loss to
       net cash used in operating activities:
       Amortization of unearned compensation                  150,000        150,000        300,000
       Amortization of capitalized software                                    2,186          2,186
       Depreciation                                             4,598                         4,598
       Common stock issued for services                                       75,000         75,000
       Changes in operating assets and liabilities:
          Accounts payable and accrued expenses                17,248         20,663         37,911
          Accrued compensation payable to stockholders        122,596        297,945        420,541
                                                          -----------    -----------    -----------
              Net cash used in operating activities          (674,642)      (299,801)      (993,583)
                                                          -----------    -----------    -----------

Investing activities:
    Software costs capitalized                                                               (2,186)
    Purchase of equipment                                     (47,546)                      (47,546)
                                                          -----------                   -----------
              Net cash used in investing activities           (47,546)                      (49,732)
                                                          -----------                   -----------

Financing activities:
    Proceeds from issuance of notes payable to
       stockholders                                                              100          5,200
    Proceeds from issuance of common stock                    138,813                       170,063
    Receipt of subscription receivable                         10,000
    Net proceeds from private placement and public
       offering of units of common stock and warrants                      1,024,782      1,024,782
    Payments of deferred private placement costs                                             (5,000)
                                                          -----------    -----------    -----------
              Net cash provided by financing activities       148,813      1,024,882      1,195,045
                                                          -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents         (573,375)       725,081        151,730

Cash and cash equivalents, beginning of period                725,105             24           --
                                                          -----------    -----------    -----------

Cash and cash equivalents, end of period                  $   151,730    $   725,105    $   151,730
                                                          ===========    ===========    ===========





See Notes to Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements


Note 1 - Business:
               Image Technology Laboratories, Inc. (the "Company") was incorporated on December 5, 1997 and commenced operations on January 1, 1998. The Company is in the process of developing picture archiving and communications software, known in the medical industry as "PACS," which will be used to input diagnostic images in digital format from original imaging sources and to store, print and display those images. Such software is used in the management of medical diagnostic images by hospitals, health maintenance organizations, group medical practices and individual radiologists to increase accuracy, reduce costs and boost productivity.

               The RIS portion of the system inputs and stores patient demographics, along with the appropriate insurance, billing and scheduling information required to complete the patient's visit. All of the data is retained in standard formats, including the DICOM and HL-7 standards.

               As of December 31, 2001, the Company's operations have been limited to organizational activities and have not generated any significant revenues from operations through that date. Accordingly, the Company is considered a "development stage company" for financial reporting purposes.

               As of December 31, 2001, the Company has cash and cash equivalents of approximately $152,000 and working capital of approximately $109,000. However, since inception, the Company has incurred losses resulting in an accumulated deficit of approximately $1,834,000 at December 31, 2001. The Company currently has no significant sources of revenues and expects to incur additional losses for the foreseeable future. In addition, the Company has only recently introduced its product to market and does not expect to generate any significant revenues prior to the second quarter of the year ending December 31, 2002. Further, as of December 31, 2001, the stockholders have deferred until 2003 approximately $421,000 of compensation due them under their employment agreements.

               On April 4, 2002, the Company entered into a letter of intent with a company for the purchase of one of the Company's systems at fair market value and a service agreement. The Company is anticipating to generate approximately $700,000 in annual fees under this agreement. The agreement is anticipated to close no later than May 1, 2002, unless mutually extended. In addition, the Company is currently negotiating similar agreements with other companies.

               If the aforementioned contract does not close, as anticipated, the Company estimates that it will need additional financing of $200,000, either by debt or equity financing to fund its planned operations beyond its current level over the next 12 months over and above the $100,000 it received in January 2002 from the sale of 400,000 shares of common stock in a private placement. At the present time, except for the commitment of the Company's principal stockholder to fund the $200,000, the Company has no commitments for additional financing and there can be no assurance that such financing will be available on satisfactory terms, if at all. Management believes that even if the principal stockholder funds the additional working capital of $200,000 it will enable the Company to meet its obligations and fund its operations through at least December 31, 2002.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements


Note 2 - Summary of significant accounting policies:
               Use of estimates:
                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

               Cash equivalents:
                  Cash equivalents include all highly-liquid investments with an original maturity of three months or less when acquired.

               Revenue recognition:
                  Sales are recognized when revenue is realized or becomes realizable and has been earned. In general, revenue is recognized when the earnings process is complete and collectibility is assured, which is usually when the Company delivers the diagnostic images in digital format to the customer. During the year ended December 31, 2001 and the period from January 1, 1998 (date of inception) to December 31, 2001, the Company earned revenue of $21,375 from Kingston Diagnostic Radiology, P.C., a company wholly-owned by one of the principal stockholders.

               Concentrations of credit risk:
                  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with high-quality financial institutions. At times, the Company's cash and cash equivalent balances exceed the insured amount under the Federal Deposit Insurance Corporation of $100,000. At December 31, 2001, the Company was not exposed to such risk.

               Software development costs:
                  Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company is required to charge the costs of creating a computer software product to research and development expense as incurred until the technological feasibility of the product has been established; thereafter, all related software development and production costs are required to be capitalized.

                  Commencing upon the initial release of a product, capitalized software development costs and any costs of related purchased software are generally required to be amortized over the estimated economic life of the product or based on current and estimated future revenues. Thereafter, capitalized software development costs and costs of purchased software are reported at the lower of unamortized cost or estimated net realizable value. Due to the inherent technological changes in the software development industry, estimated net realizable values or economic lives may decline and, accordingly, the amortization period may have to be accelerated.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements


Note 2 - Summary of significant accounting policies (continued):
               Equipment:
                  Equipment is stated at cost, net of accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the assets, which range from five to seven years.

               Impairment of long-lived assets:
                  The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets, such as goodwill and capitalized software costs, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

               Income taxes:
                  The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

               Net earnings (loss) per common share:
                  The Company presents "basic" earnings (loss) per common share and, if applicable, "diluted" earnings per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per common share is calculated by dividing net income or loss applicable to common stock by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per common share is similar to that of basic earnings per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options and warrants, were issued during the period. The rights of the Company's preferred and common stockholders are substantially equivalent. The Company has included the 1,500,000 preferred shares from the date of their issuance in the weighted average number of shares outstanding in the computation of basic loss per share for the years ended December 31, 2001 and 2000 in accordance with the "two class" method of computing earnings
                  (loss) per share set forth in SFAS 128.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 2 - Summary of significant accounting policies (concluded):
               Net earnings (loss) per common share (concluded):
                  Since the Company had net losses in 2001 and 2000, the assumed effects of the exercise of 3,000,000 options outstanding at December 31, 2001 and 2000 and 3,364,262 and 3,674,112
                  warrants outstanding at December 31, 2001 and 2000 would have been anti-dilutive.

                  The weighted average common shares outstanding shown in the accompanying statements of operations have been retroactively adjusted for a 388.733 for 1 stock split that was effected on January 7, 2000 (see Note 5).

               Stock options:
                  In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company will recognize compensation costs as a result of the issuance of stock options to employees based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, the Company will not be required to recognize compensation expense as a result of any grants of stock options at an exercise price that is equivalent to or greater than fair value. The Company will also make pro forma disclosures, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options had been applied.


Note 3 - Equipment:
               Equipment consists of the following:

                  Equipment                                         $42,046
                  Furniture                                           5,500
                                                                    -------
                      Total                                          47,546
                  Less accumulated depreciation                       4,598
                                                                    -------

                      Total                                         $42,948
                                                                    =======

               Depreciation expense amounted to $4,598 during the year ended December 31, 2001 and the period from January 1, 1998 (date of inception) to December 31, 2001.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 4 - Notes payable to stockholders:
               Notes payable to stockholders with a principal balance of $5,200 at December 31, 2001 were noninterest bearing and due on demand.


Note 5 - Stockholders' equity (deficiency):
               Preferred stock:
                  As of December 31, 2001, the Company was authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.01 per share. No shares of preferred stock had been issued as of December 31, 1999. Under the Company's Articles of Incorporation, the Board of Directors, within certain limitations and restrictions, can fix or alter preferred stock dividend rights, dividend rates, conversion rights, voting rights and terms of redemption including price and liquidation preferences.

               Issuance of preferred stock to founders:
                  On January 7, 2000, the Board of Directors authorized the issuance of a total of 1,500,000 shares of preferred stock to the three founders of the Company in conjunction with the commencement of their employment agreements on January 1, 2000 (see Note 9). The preferred shares will have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of the Company's common stock including one vote for each share held on all matters to be voted on by the Company's stockholders.

                  Since the rights of the Company's preferred and common stockholders are substantially equivalent, the preferred shares were valued at $.30 per share based on the price of units of common stock and warrants that the Company sold through the private placement that was completed on February 4, 2000. The aggregate fair value of the preferred shares of $450,000 has been recorded as unearned compensation and reflected as a reduction of stockholders' equity, net of accumulated amortization, in the accompanying balance sheet as of December 31, 2001. The unearned compensation is being charged to the Company's operations over the terms of the respective employment agreements.

               Common stock:
                  As of December 31, 1999, the Company was also authorized to issue up to 50,000,000 shares of common stock with a par value of $.01 per share. As of that date, it had issued 18,750 shares of common stock to its founding stockholders for total cash consideration of $21,250 in January 1998.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 5 - Stockholders' equity (deficiency) (concluded):
               Private placement of units:
                  On February 4, 2000, the Company completed a private placement of 799,729 units, at $.30 per unit, that was exempt from registration under the Securities Act of 1933 and received proceeds of $239,920 before related expenses of $60,000. Each unit was comprised of one share of common stock and one warrant. In addition, the Company issued 250,000 warrants to the broker who arranged the private placement of units. Each warrant gives the holder the right to purchase one share of common stock at the initial exercise price of $.40 per share and expires on April 15, 2003.

               Stock subscription receivable:
                  An investor subscribed to purchase 33,333 units, at $.30 per unit, for a total subscription price of $10,000. Each unit was comprised of one share of common stock and one warrant. Each warrant gives the holder the right to purchase one share of common stock at the initial exercise price of $.40 per share and expires on April 15, 2003. During 2001, the Company received the proceeds of the subscription receivable.

               Shares for services:
                  During March 2000, the Company issued 250,000 shares of common stock for the payment of legal services. The common shares and legal services were valued at a total of $75,000, or $.30 per share based on the price of units sold through the private placement that was completed on February 4, 2000.

               Initial public offering:
                  During 2000, the Company filed a registration statement with the Securities and Exchange Commission related to an initial public offering of a minimum of 1,500,000 units, on a best-efforts, all-or-none basis and an additional 1,500,000 units on a best-efforts basis. Each unit offered consists of one share of common stock and one warrant. Each warrant will give the holder the right to purchase one share of common stock at the initial exercise price of $.50 per share, expire on April 15, 2003 and be redeemable by the Company at $.05 per warrant if the closing bid price of the common stock exceeds $1.00 for ten consecutive trading days. Management intends to use the proceeds for working capital and general corporate purposes.

                  As of October 15, 2000, the date the offering closed, the Company sold 2,591,050 units at $.40 per unit from which it received proceeds of $839,862, net of related expenses of $196,558.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 6 - Income taxes:
               As of December 31, 2001, the Company had net operating loss carryforwards of approximately $1,413,000 available to reduce future Federal and state taxable income which will expire at various dates through 2021. The Company's only other material temporary difference as of that date was approximately $421,000 of accrued officers' compensation. Due to the uncertainties related to, among other things, the future changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets attributable to the potential benefits of approximately $734,000 related to the net operating loss carryforwards ($566,000) and future deductibility of the officers' compensation ($168,000) by an equivalent valuation allowance as of December 31, 2001.

               The Company had also offset the potential benefits from net operating loss carryforwards of approximately $227,000, $7,600 and $7,200 by an equivalent valuation allowance as of December 31, 2000, 1999 and 1998, respectively and accrued officers' compensation of approximately $119,000 as of December 31, 2000. Although the Company had pre-tax losses in each period, income tax benefit is included in the accompanying statements of operations as a result of the increases in the valuation allowance of $388,000, $338,400, $400 and $7,200 in 2001, 2000,
               1999 and 1998, respectively.


Note 7 - Fair value of financial statements:
               The Company's financial instruments at December 31, 2001 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash and cash equivalents, accounts payable and accrued expenses, notes payable to stockholders and accrued compensation payable to stockholders. In the opinion of management, cash and cash equivalents and accounts payable and accrued expenses were carried at fair value because of its liquidity and short-term maturity. Because of the relationship of the Company and its stockholders, there is no practical method that can be used to determine the fair value of the notes payable to stockholders and accrued compensation payable to stockholders.


Note 8 - Stock option plan:
               In January 1998, the Company's stockholders ratified the Company's Stock Option Plan (the "Plan") whereby options for the purchase of up to 5,000,000 shares of the Company's common stock may be granted to key personnel in the form of incentive stock options and nonqualified stock options, as defined under the Internal Revenue Code. Key personnel eligible for these awards include employees of the Company, consultants to the Company and nonemployee directors of the Company. Under the Plan, the exercise price of all options must be at least 100% of the fair market value of the Company's common shares on the date of grant (the exercise price of an incentive stock option granted to an optionee that holds more than ten percent of the combined voting power of all classes of stock of the Company must be at least 110% of the fair market value on the date of grant). The maximum term of any stock option granted may not exceed ten years from the date of grant and options generally vest over three years.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements


Note 8 - Stock option plan (concluded):
               Since the Company has elected to use the provisions of APB 25 in accounting for stock options, no earned or unearned compensation cost will be recognized in the financial statements for stock options granted to employees at exercise prices that are equal to or greater than the fair market value of the Company's common stock on the date of grant. Instead, the Company makes the pro forma disclosures required by SFAS 123 of net loss as if a fair value based method of accounting for stock options had been applied.

               On January 1, 2000, the Company granted options to its founders for the purchase of a total of 3,000,000 shares of its common stock at $.33 per share (approximately 110% of the fair market value on the date of grant) that are exercisable through December 31, 2009.

               The pro forma amounts computed as if the Company had elected to recognize compensation cost for all stock options granted to employees based on the fair value of the options at the date of grant as prescribed by SFAS 123 and the related historical amounts reported in the accompanying statements of operations are set forth below:

                                                                                        2001                 2000
                                                                                  ----------------      ---------------

                  Net loss - as reported                                            $    (969,084)        $    (845,595)
                  Net loss - pro forma                                                 (1,129,084)           (1,005,595)
                  Basic loss per share - as reported                                        $(.08)                $(.08)
                  Basic loss per share - pro forma                                          $(.09)                $(.10)

               The fair value of each option granted was estimated as of the date of grant using the Black-Scholes Option-Pricing-Model with the following weighted average assumptions:

                  Expected volatility                                                                                29%
                  Risk-free interest rate                                                                             6%
                  Expected years of option term                                                                      10
                  Expected dividends                                                                                  0%


Note 9 - Employment agreements:
               During December 1999, the Company entered into employment agreements with its three founders that became effective on January 1, 2000 and obligate the Company to make an aggregate payment of $150,000 in the year ending December 31, 2002.

               On May 1, 2001, the Company entered into an employment agreement with an employee that obligates the Company to make annual payments in years subsequent to 2001 as follows: $115,000 in 2002 and $38,333 in 2003.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 10- Subsequent event:
               During January 2002, the Company entered into an agreement with an investor relations firm. In exchange for marketing services, the Company granted 450,000 shares of common stock and 100,000 two-year warrants with a $3.00 exercise price.

               The services will be valued at approximately $112,500 based on the fair value of the shares of common stock on the date the agreement was entered into.

               During January 2002, the Company negotiated the sale of 400,000 shares of its common stock for $100,000.



                                      * * *



                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                            Condensed Balance Sheets
                                 March 31, 2002





                                                                      March
                                                                    31, 2002
                                                                   (Unaudited)
                                                                  ------------


                                     ASSETS

Current assets - cash and cash equivalents                        $   118,798

Equipment, net                                                         40,649
                                                                  -----------

            Totals                                                $   159,447
                                                                  ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                         $    26,332
    Notes payable to stockholders                                       5,200
                                                                  -----------
            Total current liabilities                                  31,532

Accrued compensation payable to stockholders                          460,926
                                                                  -----------
            Total liabilities                                         492,458
                                                                  -----------

Commitment

Stockholders' deficiency:
    Preferred stock, par value $.01 per share; 5,000,000 shares
        authorized; 1,500,000 shares issued and outstanding            15,000
    Common stock, par value $.01 per share; 50,000,000 shares
        authorized; 11,706,212 and 11,272,712 shares issued and
        outstanding                                                   117,062
    Additional paid-in capital                                      1,698,533
    Unearned compensation                                             (75,000)
    Deficit accumulated in the development stage                   (2,088,606)
                                                                  -----------
            Total stockholders' deficiency                           (333,011)
                                                                  -----------

            Totals                                                $   159,447
                                                                  ===========






See Notes to Condensed Financial Statements.



                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                       Condensed Statements of Operations
                   Three Months Ended March 31, 2002 and 2001
                         and Period From January 1, 1998
                      (Date of Inception) to March 31, 2002
                                   (Unaudited)






                                                                              PERIOD
                                                                               FROM
                                                 THREE MONTHS                 JANUARY
                                                ENDED MARCH 31,               1, 1998
                                            -----------------------------    TO MARCH
                                                 2002            2001         31, 2002
                                            -------------   -------------   ------------


Revenues - related party                    $      7,300    $       --      $     28,675
                                            ------------    ------------    ------------

Research and development expenses                178,750         151,764       1,448,242

General and administrative expenses               83,337          21,299         669,039
                                            ------------    ------------    ------------
        Totals                                   262,087         173,063       2,117,281
                                            ------------    ------------    ------------

Net loss                                    $   (254,787)   $   (173,063)   $ (2,088,606)
                                            ============    ============    ============

Basic net loss per share                    $       (.02)   $       (.01)
                                            ============    ============

Basic weighted average shares outstanding     12,987,956      12,462,973
                                            ============    ============














See Notes to Condensed Financial Statements.



                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

       Condensed Statement of Changes in Stockholders' Equity (Deficiency)
                        Three Months Ended March 31, 2002
                         and Period from January 1, 1998
                      (Date of Inception) to March 31, 2002
                                   (Unaudited)

                                      PREFERRED STOCK                   COMMON STOCK                              COMMON
                                   NUMBER                        NUMBER                          ADDITIONAL       STOCK
                                     OF                            OF                              PAID-IN     SUBSCRIPTION
                                   SHARES        AMOUNT          SHARES          AMOUNT            CAPITAL       RECEIVABLE
                               --------------------------------------------------------------------------------------------

Issuance of shares
  effective as of January
  1, 1998 to founders                                          7,288,750    $     72,887    $    (51,637)
                                                               ---------    ------------    ------------
Net loss

Balance, December 31, 1998                                     7,288,750          72,887         (51,637)
Net loss
                                                               ---------    ------------    ------------
Balance, December 31, 1999                                     7,288,750          72,887         (51,637)

Issuance of preferred stock
  in exchange for services        1,500,000    $     15,000                                      435,000
Issuance of common stock
  in exchange for services                                       250,000           2,500          72,500
Sales of units of common
  stock and warrants through
  private placement, net of
  expenses, in February 2000                                     799,729           7,997         171,923
Subscription for units of
  common stock and warrants
  through private placement                                       33,333             333           9,667    $    (10,000)
Sales of units of common
  stock and warrants through
  public offering completed
  in October 2000, net of
  expenses                                                     2,591,050          25,911         813,951
Amortization of unearned
  compensation
Net loss
                                  ---------    ------------   ----------    ------------    ------------    -----------

Balance, December 31, 2000        1,500,000          15,000      10,962,862      109,628       1,451,404        (10,000)
Issuance of common stock
  upon exercise of warrants                                         309,850        3,099         135,714
Amortization of unearned
  compensation
Receipt of subscription
  receivable                                                                                                     10,000
Net loss
                                 ----------    ------------      ----------    ------------    ------------   ---------
Balance, December 31, 2001        1,500,000    $     15,000      11,272,712    $    112,727    $  1,587,118   $       --





                                                DEFICIT
                                              ACCUMULATED         TOTAL
                                UNEARNED        IN THE         STOCKHOLDERS'
                              COMPENSATION    DEVELOPMENT        EQUITY
                                                STAGE          (DEFICIENCY)
                              ------------    -----------     -------------


Issuance of shares
  effective as of January
  1, 1998 to founders                                          $     21,250
Net loss                                       $    (18,407)        (18,407)
                                               ------------    ------------

Balance, December 31, 1998                          (18,407)          2,843
Net loss                                               (733)           (733)
                                               ------------    ------------


Balance, December 31, 1999                          (19,140)          2,110

Issuance of preferred stock
  in exchange for services     $   (450,000)
Issuance of common stock
  in exchange for services                                           75,000
Sales of units of common
  stock and warrants through
  private placement, net of
  expenses, in February 2000                                        179,920
Subscription for units of
  common stock and warrants
  through private placement
Sales of units of common
  stock and warrants through
  public offering completed
  in October 2000, net of
  expenses                                                          839,862
Amortization of unearned
  compensation                      150,000                         150,000
Net loss                                           (845,595)       (845,595)
                                   --------        --------        --------


Balance, December 31, 2000         (300,000)       (864,735)        401,297
Issuance of common stock
  upon exercise of warrants                                         138,813
Amortization of unearned
  compensation                      150,000                         150,000
Receipt of subscription
  receivable                                                         10,000
Net loss                                           (969,084)       (969,084)
                                   --------        --------        --------

Balance, December 31, 2001     $   (150,000)   $ (1,833,819)   $   (268,974)







                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

       Condensed Statement of Changes in Stockholders' Equity (Deficiency)
                        Three Months Ended March 31, 2002
                         and Period from January 1, 1998
                      (Date of Inception) to March 31, 2002
                                   (Unaudited)



                                      PREFERRED STOCK                   COMMON STOCK                              COMMON
                                   NUMBER                        NUMBER                           ADDITIONAL       STOCK
                                     OF                            OF                              PAID-IN     SUBSCRIPTION
                                   SHARES        AMOUNT          SHARES          AMOUNT            CAPITAL       RECEIVABLE
                               --------------------------------------------------------------------------------------------


Sales of shares of
  common stock through
  private placement                                                  400,000   $   4,000     $    96,000

Issuance of common
  stock upon exercise
  of warrants                                                        33,500          335          15,415

Amortization of
  unearned compensation

Net loss
                                  ---------        --------    ------------     --------      ----------    ----------

Balance, March 31, 2002           1,500,000         $15,000      11,706,212     $117,062      $1,698,533     $   -
                                 ==========        ========    ============     ========      ==========    ==========





                                                DEFICIT
                                              ACCUMULATED         TOTAL
                                UNEARNED        IN THE         STOCKHOLDERS'
                              COMPENSATION    DEVELOPMENT        EQUITY
                                                STAGE          (DEFICIENCY)
                              ------------    -----------     -------------



Sales of shares of
  common stock through
  private placement                                               $ 100,000

Issuance of common
  stock upon exercise
  of warrants                                                        15,750

Amortization of
  unearned compensation            $ 75,000                          75,000

Net loss                                       $   (254,787)       (254,787)
                                   --------    ------------       ---------

Balance, March 31, 2002            $(75,000)   $ (2,088,606)      $(333,011)
                                   ========    ============       =========











See Notes to Condensed Financial Statements.




                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                       Condensed Statements of Cash Flows
                   Three Months Ended March 31, 2002 and 2001
                         and Period from January 1, 1998
                      (Date of Inception) to March 31, 2002
                                   (Unaudited)

                                                                                            PERIOD
                                                                                             FROM
                                                                   THREE MONTHS             JANUARY
                                                                  ENDED MARCH 31,           1, 1998
                                                               2002          2001          TO MARCH
                                                                                           31, 2002
                                                           ------------------------------------------


Operating activities:
    Net loss                                                $  (254,787)   $  (173,063)   $(2,088,606)
    Adjustments to reconcile net loss to
        net cash used in operating activities:
        Amortization of unearned compensation                    75,000         37,500        375,000
        Depreciation                                              2,299                         6,897
        Common stock issued for services                                                       75,000
        Amortization of capitalized software costs                                              2,186
        Changes in operating assets and liabilities:
            Accounts payable and accrued expenses               (11,579)       (11,998)        26,332
            Accrued compensation payable to stockholders         40,385         28,490        460,926
                                                            -----------    -----------    -----------
                Net cash used in operating activities          (148,682)      (119,071)    (1,142,265)
                                                            -----------    -----------    -----------

Investing activities:
    Software costs capitalized                                                                 (2,186)
    Purchase of equipment                                                                     (47,546)
                                                                                          -----------
                Net cash used in investing activities                                         (49,732)
                                                                                          -----------

Financing activities:
    Proceeds from issuance of notes payable to
        stockholders                                                                            5,200
    Proceeds from issuance of common stock                       15,750            625        185,813
    Net proceeds from private placements and public
        offering of units of common stock and warrants          100,000                     1,124,782
    Payments of deferred private placement costs                                               (5,000)
                                                            -----------    -----------    -----------
                Net cash provided by financing activities       115,750            625      1,310,795
                                                            -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents            (32,932)      (118,446)       118,798

Cash and cash equivalents, beginning of period                  151,730        725,105           --
                                                            -----------    -----------    -----------


Cash and cash equivalents, end of period                    $   118,798    $   606,659    $   118,798
                                                            ===========    ===========    ===========



See Notes to Condensed Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                     Notes to Condensed Financial Statements
                                   (Unaudited)




Note 1 - Unaudited interim financial statements:
                 In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Image Technology Laboratories, Inc. (the "Company") as of March 31, 2002, its results of operations and cash flows for the three months ended March 31, 2002 and 2001, changes in stockholders' equity (deficiency) for the three months ended March 31, 2002 and the related cumulative amounts for the period from January 1, 1998 (date of inception) to March 31, 2002. Certain terms used herein are defined in the audited financial statements of the Company as of December 31, 2001 and for the years ended December 31, 2001 and 2000 and period from January 1, 1998 (date of inception) to December 31, 2001 (the "Audited Financial Statements") included herein in the Company's Registration Statement on Form SB-2/A. Pursuant to rules and regulations of the Securities and Exchange Commission certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, the accompanying unaudited condensed financial statements should be read in conjunction with the Audited Financial Statements and the other information included in the Registration Statement on Form SB-2/A.

                 The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results of operations for the full year ending December 31, 2002.

                 As of March 31, 2002, the Company has cash and cash equivalents of approximately $119,000 and working capital of approximately $87,000. However, since inception, the Company has incurred losses resulting in an accumulated deficit of approximately $2,089,000 at March 31, 2002. The Company currently has no significant sources of revenues and expects to incur additional losses for the foreseeable future. In addition, the Company has only recently introduced its product to market and does not expect to generate any significant revenues prior to the second quarter of the year ending December 31, 2002. Further, as of March 31, 2002, the stockholders have deferred approximately $461,000 of compensation due them under until 2003 their employment agreements.

                 On April 4, 2002, the Company entered into a letter of intent with a company for the purchase of one of the Company's systems at fair market value and a service agreement. The Company is anticipating generating approximately $700,000 in annual fees under this agreement. The agreements are currently at the contract stage and closing is anticipated to occur as soon as administratively feasible. In addition, the Company is currently negotiating similar agreements with other hospitals and imaging services.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                     Notes to Condensed Financial Statements
                                   (Unaudited)




Note 1 - Unaudited interim financial statements (concluded):
                 If the aforementioned contract does not close, as anticipated, the Company estimates that it will need additional financing of $200,000, either by debt or equity, to fund its planned operations beyond its current level over the next 12 months. At the present time, except for the commitment of the Company's principal stockholder to fund the $200,000, the Company has no commitments for additional financing and there can be no assurance that such financing will be available on satisfactory terms, if at all. Management believes that even if the aforementioned contract does not close, the funding by the principal stockholder of $200,000 will enable the Company to meet its obligations and fund its operations through at least March 31, 2003.


Note 2 - Earnings (loss) per share:
                 The Company presents basic earnings (loss) per share and, if appropriate, diluted earnings per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128").

                 The rights of the Company's preferred and common stockholders are substantially equivalent. The Company has included the 1,500,000 preferred shares from the date of their issuance in the weighted average number of shares outstanding in the computation of basic loss per share for the three months ended March 31, 2002 and 2001 in accordance with the "two class" method of computing earnings (loss) per share set forth in SFAS 128.

                 Since the Company had a loss for the three months ended March 31, 2002, the assumed effects of the exercise of 3,000,000 options and 3,330,762 and 3,672,862 warrants outstanding at March 31, 2002 and 2001, respectively, would have been anti-dilutive.


Note 3 - Exercise of warrants:
                  During the three months ended March 31, 2002, warrantholders redeemed 23,500 warrants and received 23,500 shares of common stock at a redemption price of $.50 per share or $11,750 and also exercised 10,000 warrants and received 10,000 shares of common stock at a price of $.40 per share or $4,000. As of March 31, 2002, 3,330,762 warrants are outstanding.


Note 4 - Private placement of shares:
                  During January 2002, the Company completed a private placement of 400,000 shares of common stock to its principal stockholder at $.25 per share, the approximate fair value, and received proceeds of $100,000.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                     Notes to Condensed Financial Statements
                                   (Unaudited)




Note 5 - Commitment:
                  During January 2002, the Company entered into an agreement with an investor relations firm. In exchange for marketing services, the Company granted 450,000 shares of common stock and 100,000 two-year warrants with a $3.00 exercise price.

                  The services will be valued at approximately $112,500 based on the fair value of the shares of common stock on the date the agreement was entered into. The services will commence upon issuance of the shares of common stock which are currently in the process of being registered.



                                      * * *

                                     PART II

         Item 24. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of the charter of Image Technology provides that Image Technology shall indemnify each person who at any time is, or shall have been, a director or officer of Image Technology, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of Image Technology, or is or was serving at the request of Image Technology as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law.

         Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to the corporation or its stockholders,
(b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under Section 174 of the Delaware Corporation Law or (d) any transaction from which the director derived an improper personal benefit. Article NINTH of Image Technology's charter provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of Image Technology shall be personally liable to Image Technology or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of Image Technology. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect of the liability or the alleged liability of any director of Image Technology with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article NINTH is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

         Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. Image Technology has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of Image Technology against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures Image Technology against losses (above a deductible amount) arising from any such claims, but only if Image Technology is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of Image Technology's charter or by-laws.

         Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses to be paid by Image Technology in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

         Filing fee of SEC............................................    $8.05
         Accounting fees and expenses.................................    3,000
         Legal fees and expenses......................................    6,000
         Printing and engraving expenses..............................    2,000
         Transfer Agent's fees .......................................    1,000
         Miscellaneous................................................    91.95
                                                                          -----
           Total......................................................  $12,100
                                                                        =======


           Item 26. Recent Sales of Unregistered Securities

           During the past three years, the Registrant has sold the securities listed below pursuant to exemptions from registration under the Securities Act. The information below is presented on a post-stock split basis.


           In January 2000, Image Technology issued 500,000 shares of preferred stock to each of its three founders in conjunction with the commencement of their employment agreements. The preferred shares were valued at $.30 per share based on the price of units that the Company was offering for sale through a private placement. The aggregate fair value of the preferred shares of $450,000 is being charged to the Company's results of operations over the terms of the respective employment contracts.


           During March 2000, Image Technology completed an offering of units for a total consideration of approximately $240,000. Each unit consisted of one share of common stock and one, one-year warrant to purchase one share of common stock at an exercise price of $0.40 per share, for an aggregate of 799,729 shares of common stock, to a limited number of accredited investors. The sales were made in reliance upon exemptions from registration provided under Section 4(2) of the 1933 Act and Rule 506 of Regulation D. The purchasers of these units acquired these securities for their own account and not with a view to any distribution thereof to the public.

           During February 2000, Image Technology issued one-year warrants to purchase 250,000 shares of common stock at an exercise price of $0.40 per share to Robert Oakes in consideration for services rendered, valued at $60,000, in reliance upon the exemptions from registration provided under Section 4(2) of the 1933 Act.


           During March 2000, Image Technology issued 250,000 shares of common stock to Bondy & Schloss LLP in consideration for services rendered, valued at $75,000, in reliance upon the exemptions from registration provided under
Section 4(2) of the 1933 Act.

         During January 2002, Image Technology issued 400,000 shares of common stock to Kingston Diagnostic Radiology, P.C. pension fund, the sole beneficiary of which is Dr. Ryon, our President, Chief Executive Officer and Principal Accounting Officer upon receiving consideration of $.25 per share or a total of $100,000.


           The issuances described above were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting commissions or discounts were paid.

                  Item 27. Exhibits

                  (a) EXHIBITS


EXHIBIT NO.               DESCRIPTION
-----------     --------------------------------------------------

     3.1*   Certificate of Incorporation of Image Technology

     3.2* Certificate of Amendment to Certificate of Incorporation of Image Technology dated December 23, 1999

     3.3*   By-Laws of Image Technology

     4.1*   Specimen certificate for common stock of Image Technology

     4.2*   Specimen certificate for preferred stock of Image Technology

     4.3*   Form of Private Placement Warrant

     4.4*   Form of Investor Warrant

     4.5*   Form of Oakes Warrant

     4.6**  Form of Subscription Agreement

     4.7**** Form of Amended Warrant

     5.1    Opinion of Bondy & Schloss LLP

     10.1*  Image Technology 1998 Stock Option Plan

     10.2* Stockholders Agreement dated January 16, 1998 among certain investors and Image Technology

     10.3* Form of Registration Rights Agreement dated February 2000 among certain stockholders of Image Technology and Image Technology

     10.4* Assignment of Intellectual Property Agreement dated as of December 18, 1997 between Image Technology and David Ryon, M. D., Carlton T. Phelps, M. D. and Lewis M. Edwards.

     10.5* Form of Facility Usage and Equipment Lease Agreement by and between Rockland Radiological Group, P.L.C. and Image Technology dated January 12, 1998 II-3

     10.6* Form of Employment Agreement dated December 21, 1999 between Image Technology and David Ryon, M. D.

     10.7* Form of Employment Agreement dated December 21, 1999 between Image Technology and Carlton T. Phelps, M. D.

     10.8* Form of Employment Agreement dated December 21, 1999 between Image Technology and Lewis M. Edwards

     10.9***** Consulting Agreement dated January 16, 2002 between the Company and MacCaughern Trade Development.

     10.10 Letter of Intent, dated April 4, 2002 by and between Image Technology and Mid Rockland Imaging Partners.

     23.1   Consent of J.H. Cohn LLP

     23.2   Consent of Bondy & Schloss LLP (included in Exhibit 5.1)

     24.1 Power of Attorney (contained on page II-5 of the registration statement)



         *Filed with amendment no. 1 to registration statement on Form SB-2 (No.333-336787) filed on June 6, 2000.


         ** Filed with amendment no. 2 to registration statement on Form SB-2 (No.333-336787) filed (No. 333-336787) on July 27, 2000.

         ***Filed with amendment no. 3 to registration statement on Form SB-2 (No.333- 336787) filed (No. 333-336787) on August 6, 2000.

         ****Filed with post effective amendment no. 1 to registration statement on Form SB-2 (No.333-336787) filed on October 16, 2001.

         *****Filed with registration statement on Form SB-2 (No. 333-824201) filed on February 8, 2002.


                  (b) FINANCIAL STATEMENT SCHEDULES


                  All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the related notes.

         ITEM 28. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

                           (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) Include any additional changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.

                  (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

                  (4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Kingston, State of New York on June 7, 2002.


                                IMAGE TECHNOLOGY  LABORATORIES, INC.

                                 By /s/
                                 -----------------
                                 David Ryon, MD,
                                 CEO, President, Chairman of the Board
                                 and Principal Accounting Officer


                                 By /s/
                                 -----------------------
                                 Lewis M. Edwards
                                 Vice President of Research and Development,
                                 Chief Technical Officer and Director

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 7, 2002.





         SIGNATURE                                TITLE



/S/                           Chairman, President, Chief Executive Officer,
--------------                Principal and Financial Officer,
David Ryon, M.D.              Principal Accounting Officer and Director


/S/                           Vice President of Research and Development,
--------------------          Chief Technical Officer and Director
Lewis M. Edwards

/S/                           Director
---------------------
Richard V. Norell

/S/                           Director
----------------------
Robert G. Carpenter

/S/                           Director
---------------------
John J. Naccarato